REGISTRATION NO.
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------


                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------


                             ITHACA INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                        2322, 2341 & 2351                  56-1385842
(State or other jurisdiction of       (Primary Standard Industrial           (IRS Employer
 incorporation or organization)         Classification Code No.)          Identification No.)

                                HIGHWAY 268 WEST
                                  P.O. BOX 620
                        WILKESBORO, NORTH CAROLINA 28697
                                 (910) 667-5231
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                  ERIC N. HOYLE
                Senior Vice President-Finance and Administration
                                Highway 268 West
                                  P.O. Box 620
                        Wilkesboro, North Carolina 28697
                                 (910) 667-5231

            (Name, address, including zip code, and telephone number, including area code, of registrant's agent for service of process)

                              ---------------------


                                   COPIES TO:


                             CARL L. REISNER, Esq.
                    Paul, Weiss, Rifkind, Wharton & Garrison
                          1285 Avenue of the Americas
                         New York, New York 10019-6064
                                 (212) 373-3000

                              ---------------------


          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   From time to time after the effective date of the Registration Statement.

                                   -----------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

                                   -----------

                         CALCULATION OF REGISTRATION FEE

====================================================  ==============  ======================  =====================  ===============
TITLE OF EACH CLASS OF                                                                                                Amount of
    SECURITIES TO                                     Amount to be     Maximum Offering       Maximum Aggregate      Registration
    BE REGISTERED                                      Registered      Price Per Share/1/       Offering Price/1/         Fee
----------------------------------------------------  --------------  ----------------------  ---------------------  ---------------
(1) Common Stock, par value $.01 per share..........    10,109,290            $0.01                $101,092.90           $100.00
====================================================  ==============  ======================  =====================  ===============

                              ---------------------

/1/        Calculated in accordance with Rule 457(f)(2).

           THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE
REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE
WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                             ITHACA INDUSTRIES, INC.
          CROSS REFERENCE SHEET PURSUANT TO RULE 404(A) AND ITEM 501(B)
              OF REGULATION S-K, SHOWING LOCATION IN PROSPECTUS OF
                    INFORMATION REQUIRED BY ITEMS OF FORM S-1


                               FORM S-1 ITEM NUMBER AND CAPTION                                  LOCATION OR CAPTION IN PROSPECTUS
                               --------------------------------                                  ---------------------------------

1.  Forepart of Registration Statement and Outside Front Cover Page of
    Prospectus................................................................... Outside Front Cover Page of Prospectus

2.  Inside Front and Outside Back Cover Pages of Prospectus......................
                                                                                  Inside Front and Outside Back Cover Pages of
                                                                                  Prospectus

3.  Summary Information, Risk Factors and Ratio of Earnings to Fixed
    Charges...................................................................... Prospectus Summary; Risk Factors; Selected
                                                                                  Financial Data;

4.  Use of Proceeds.............................................................. Prospectus Summary; Use of Proceeds

5.  Determination of Offering Price.............................................. Plan of Distribution

6.  Dilution.....................................................................                                     *

7.  Selling Security Holders..................................................... Selling Stockholders

8.  Plan of Distribution......................................................... Outside Front and Inside Front Cover Pages of
                                                                                  Prospectus; Plan of Distribution

9.  Description of Securities to be Registered................................... Outside Front Cover Page of Prospectus;
                                                                                  Description of Capital
                                                                                  Stock

10. Interests of Named Experts and Counsel....................................... Legal Matters; Experts

11. Information with Respect to the Registrant................................... Outside Front and Inside Front Cover Pages of
                                                                                  Prospectus;
                                                                                  Prospectus Summary; Risk Factors; the Company;
                                                                                  Selected Financial Data; Management's Discussion
                                                                                  and Analysis of Financial Condition and Results
                                                                                  of Operations; Business; Directors and Management;
                                                                                  Compensation and Stock Option Committee Interlocks
                                                                                  and Insider Participation; Financial Statements

12. Disclosure of Commission Position on Indemnification for Securities           Indemnification of Directors and Officers
    Act Liabilities..............................................................


-------------------------

*       Item inapplicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.




                  SUBJECT TO COMPLETION, DATED MARCH 17, 1997

PROSPECTUS

                                10,109,290 Shares

                             Ithaca Industries, Inc.

                                  Common Stock

                   ------------------------------------------


           This Prospectus relates to the offering from time to time of up to 10,109,290 shares ("Shares") of Common Stock, par value $.01 per share (the "Common Stock"), issued by Ithaca Industries, Inc. (the "Company" or "Ithaca Industries" or "Ithaca"), a Delaware corporation, to certain creditors of the Company pursuant to the Company's Plan of Reorganization dated as of August 29, 1996, ("Plan of Reorganization") under Section 1121(a) of the United States Bankruptcy Code (the "Bankruptcy Code") and pursuant to a certain Management Agreement entered into with Alvarez & Marsal, Inc. dated December 17, 1996 (the "Management Agreement"). The Plan of Reorganization became effective on December 16, 1996 (the "Effective Date of the Plan of Reorganization"). Pursuant to the Plan of Reorganization, 10,000,000 shares of Common Stock were issued following the Effective Date of the Plan of Reorganization and, as of March 17, 1997, constituted all of the shares of Common Stock outstanding. Pursuant to the Management Agreement, an Option to purchase 109,290 shares was granted to Alvarez & Marsal, Inc., the Company's financial and business advisor, as of January 31, 1997. As of the date of this Prospectus, Alvarez & Marsal, Inc. has not exercised its option.

           The Shares may be sold to the public from time to time by certain holders thereof (the "Selling Stockholders") in the amount and the manner described herein or as may be set forth in a Prospectus Supplement accompanying this Prospectus. The Company will receive no proceeds from the sale of any of the Shares by any of the Selling Stockholders. See "Plan of Distribution."

                   ------------------------------------------


           SEE "RISK FACTORS" ON PAGE 7 FOR INFORMATION CONCERNING CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN ANY OF THE SHARES.

                   ------------------------------------------


           Through the date hereof, there has been no established public trading market for the Securities. Application will be made to list the Common Stock on the NASDAQ National Market. There can be no assurance that any active trading market will develop or will be sustained for the Common Stock or as to the price at which the Common Stock may trade or that the market for the Common Stock will not be subject to disruptions that will make it difficult or impossible for the holders of the Common Stock to sell shares in a timely manner, if at all, or to recoup their investment in the Common Stock. See "Risk Factors--Liquidity; Absence of Market for Common Stock."

                   ------------------------------------------



    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   ------------------------------------------


                        The date of this Prospectus is o

           The Selling Stockholders directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell the Common Stock from time to time on terms to be determined at the time of sale. To the extent required, the Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices of public offering prices, historical trading information for the Common Stock, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." If the Company is advised that an underwriter has been engaged with respect to the sale of any Shares offered hereby, or in the event of any other material change in the plan of distribution, the Company will cause an appropriate amendment to the Registration Statement of which this Prospectus forms a part to be filed with the Securities and Exchange Commission (the "Commission") reflecting such engagement or other change. See "Additional Information."

           The Company will not receive any proceeds from this offering, but agreed to pay substantially all of the expenses of this offering other than applicable transfer taxes, seller's counsel fees, commissions, fees and discounts payable to dealers, agents or underwriters. The Selling Stockholders and any broker dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Description of Capital Stock--Registration Rights Agreement" and "Plan of Distribution" for a description of certain indemnification arrangements.

           Until 90 days subsequent to the effective date of this filing, all dealers effecting transactions in the registered securities whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             ADDITIONAL INFORMATION

           When the Registration Statement of which this Prospectus forms a part was declared effective by the Commission, the Company became subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith became obligated to file reports and other information with the Commission. Reports and other information concerning the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the fees prescribed by the Commission. Reports, proxy, information statements and other information regarding the Company filed electronically with the Commission are available on the Commission's web site (http://www.sec.gov).

           The Company has filed with the Commission a Registration Statement (which term shall encompass any amendments and exhibits thereto) under the Securities Act with respect of the Shares offered hereby. This Prospectus, which forms a part of such Registration Statement, does not contain all the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to such Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Any interested parties may inspect such Registration Statement, without charge, at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and may obtain copies of all or any part of it from the Commission upon payment of the fees prescribed by the Commission. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sales made hereunder or thereunder shall under any circumstances create any implication that the information contained herein or therein is correct as of any time subsequent to the date hereof or thereof or that there has been no change in the affairs of the Company since the date hereof or thereof.

                               PROSPECTUS SUMMARY

           THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. FOR PURPOSES OF PRESENTING FINANCIAL INFORMATION IN THIS PROSPECTUS (OTHER THAN THE FINANCIAL STATEMENTS), THE COMPANY'S FISCAL YEARS ARE INDICATED AS ENDING ON JANUARY 31, ALTHOUGH BEFORE DECEMBER OF 1996 SUCH PERIODS ACTUALLY ENDED ON THE FRIDAY NEAREST SUCH DATE AND AFTER NOVEMBER OF 1996 SUCH PERIODS ACTUALLY END ON THE SATURDAY NEAREST SUCH DATE.

                                   THE COMPANY

           The Company believes it is the largest manufacturer of private label underwear and women's hosiery products in the United States, operating distribution and manufacturing facilities in the Southeastern United States and off-shore manufacturing facilities in Central America. The Company has three principal product lines: (i) men's and boys' underwear and outerwear T-shirts
(ii) women's and girls' underwear and (iii) women's hosiery. In marketing its products, the Company utilizes the private label names or trade names of its customers as well as licensed brand names. The Company's products are sold through a wide range of retail distribution channels and are offered to the public through more than 10,000 customer outlets, including discount stores, department stores, specialty stores, drug stores and supermarkets. The key elements of the Company's strategy are supplying a wide variety of product offerings at a number of price points, maintaining a strong presence in multiple channels of distribution, maintaining close customer relationships by developing products and programs that suit individual customer needs, and maintaining a low cost and flexible manufacturing capability.

           The Company was founded in 1948 in Ithaca, New York as a manufacturer of women's underwear. Since that time, Ithaca has evolved from a specialized producer of women's underwear for J.C. Penney to become a leading diversified producer and marketer of undergarments to major retailers throughout the United States. Over the years, Ithaca expanded its product lines and manufacturing capacity, adding women's hosiery in 1968, men's and boys' underwear in 1972, and T-shirts in 1983. In 1983, Ithaca's founder sold the business to an investor group led by Merrill Lynch Capital Partners Inc. ("MLCP"), a private investment firm affiliated with Merrill Lynch & Co., Butler Capital Corporation ("Butler") and senior management. The Company was recapitalized in 1988. In December 1992, the Company completed a public offering of $125,000,000 of 11.125% Senior Subordinated Notes due 2002 ("Notes"). In connection with the completion of the offering, the Company and its stockholders completed a reorganization whereby the Company became a wholly-owned subsidiary of Ithaca Holdings, Inc., a Delaware corporation ("Holdings").

           During fiscal 1996, the Company incurred covenant defaults under its bank credit agreement, originally dated as of December 10, 1992 and amended and restated as of December 16, 1996 (the "Credit Agreement"). Under the terms of a series of waivers between the Company and the parties to the Credit Agreement, the Company was unable to pay the interest due on the Notes. In the third and fourth quarters of fiscal 1996 the Company undertook an extensive review of its manufacturing capacity, overhead structure, product lines and customer base. These efforts resulted in the promulgation of a three-year business plan, which was revised in May, 1996 (as revised, the "Business Plan"), to enhance performance and reduce overhead expenses. The Company consolidated its distribution centers and production capacity to increase efficiencies, consolidated the operations of certain plants to off-shore facilities and accelerated the process of moving sewing operations off-shore. See "Management Discussion and Analysis of Financial Condition and Results of Operations."

           In furtherance of its restructuring efforts, on October 8, 1996 the Company filed a voluntary petition for reorganization under Chapter 11 ("Chapter 11") of the Bankruptcy Code with the Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). On the Effective Date of the Plan of Reorganization, the Company emerged from bankruptcy pursuant to the Plan of Reorganization. Pursuant to the Plan of Reorganization, among other things, 10,000,000 shares of Common Stock were distributed to the holders of the Notes, the Notes were retired, the Company ceased to be a subsidiary of Holdings, and the Credit Agreement was amended and restated.

           The Company is organized under the laws of the State of Delaware and its principal executive offices are located at Highway 268 West, P.O. Box 620, Wilkesboro, North Carolina 28697, telephone number (910) 667- 5231.

                                  RISK FACTORS

           See "Risk Factors" for information concerning certain risks associated with an investment in the Shares.

                          SUMMARY FINANCIAL INFORMATION

           The summary financial information set forth below is qualified by and should be read in conjunction with the Financial Statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The Company's Results of Operations for the 42-week period ended November 22, 1996 reflect the consummation of the Plan of Reorganization and the transactions contemplated thereby and the application of Fresh Start Reporting rules and procedures. Accordingly, the future Results of Operations of the Company will generally not be comparable to the periods discussed below due to the effects of the Plan of Reorganization, the transactions completed thereby and related financing. See "Consolidated Financial Data." Income per share for periods prior to the Effective Date of the Plan of Reorganization is not meaningful because during such periods the Company was a wholly owned subsidiary of a holding company.

                                                                           Preconfirmation

                              ------------------------------------------------------------------------------------------------------

                                     42-Week                                          Fiscal Year Ended
                                   Period Ended                                          January 31,
                                   November 22,
                                                     -------------------------------------------------------------------------------
                              ------------------------------------------------------------------------------------------------------

                                       1996                1996           1995              1994           1993            1992
                                       ----                ----           ----              ----           ----            ----
                                                                                   (Dollars in thousands)
STATEMENT OF INCOME DATA:
Net sales                            $297,604          $398,819        $414,800           $414,671      $440,357         $402,670
Gross profit                           42,061            44,882          72,859             68,072        79,137           79,703
Selling, general and
  administrative expenses              27,670            43,486          37,075          39,711(1)        33,996           30,122
(Recovery of) provision for
  asset write-downs and
  restructuring                        (2,964)           51,591(2)
Operating income (loss)                17,355           (50,195)         35,784             28,361        45,141           50,664
Interest expense - net(3)              17,489            26,905          23,147             23,455        24,027           29,938
Reorganization items                   (1,176)(4)
Income (loss) before income
taxes
  and extraordinary items               1,666           (76,802)         13,166              4,968        21,647           20,971
Income tax expense (benefit)            4,218           (27,157)          5,653              2,086         8,415           11,190
(Loss) income before
  extraordinary items                  (2,552)          (49,644)          7,513              2,882        13,232            9,781
Extraordinary items(5)                 67,924                --              --                 --        (5,939)              --
Net income (loss)                    $ 65,372          $(49,644)       $  7,513           $  2,882       $ 7,293         $  9,781
                                     ========          =========       ========           ========       =======         ========
BALANCE SHEET DATA (AT END
  OF PERIOD):                   Post-Confirmation
                                -----------------
Working capital (deficit)           $  75,591         ($145,909)       $113,028           $123,222      $122,230         $ 79,334
Total assets                          155,993           208,642         224,471            235,997       236,588          186,351
Long-term debt exclusive of
  current maturities                   77,255             n/a(6)        221,819            242,785       250,720          216,519
Total stockholders' equity
(deficit)                              22,116           (93,558)        (43,914)           (51,427)      (54,309)         (69,254)

------------------------------------------


(1) Includes a bad debt provision of $4 million to cover the bankruptcy of a major T-shirt customer during the second quarter of fiscal 1994.

(2) In fiscal 1996 the Company initiated a restructuring plan to improve operating performance and reduce costs. In connection with this plan, the Company recorded charges totaling $51,591,000 ($33,379,000 after related income tax benefits). Such charges related to (i) the closing and consolidation of certain manufacturing and distribution facilities, (ii) the write-down of certain equipment associated with closed facilities,
     (iii) the write-off and establishment of reserves for inventory and accounts receivable associated with customers, product lines, and specific products that the Company elected to discontinue manufacturing and distributing, (iv) severance and other costs associated with plant closures and overhead reductions, and (v) the write-off of certain impaired intangible assets.

(3) Principally includes interest expense on long-term debt and amortization of deferred debt expense, offset by interest income from the short-term investment of excess cash. During the period from August 29, 1996 through November 22, 1996, the Company did not accrue interest on the Senior Subordinated Notes due 2002 which were cancelled in connection with the Plan of Reorganization.

(4) Reorganization items for the 42-week period ended November 22, 1996 include $3,765,000 million of adjustments to record assets and liabilities at fair value in connection with the application of Fresh Start Reporting.

(5) Loss on early extinguishment of debt (net of income tax benefit of $3,763,000) on December 10, 1992 and gain on debt discharge (net of income tax expense of $23,056,000) pursuant to confirmation of Plan of Reorganization at November 22, 1996.

(6) Due to continuing covenant violations, temporary waivers granted and events of default, as further discussed in "Management's Discussion and Analysis," all of the Company's outstanding debt was classified as current at February 2, 1996.

                                  RISK FACTORS

           PRIOR TO MAKING AN INVESTMENT DECISION, PROSPECTIVE INVESTORS IN THE COMMON STOCK SHOULD CONSIDER THE SPECIFIC FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

RECENT EMERGENCE FROM REORGANIZATION PROCEEDING

           On December 16, 1996, the Company emerged from bankruptcy pursuant to the Plan of Reorganization. The Plan of Reorganization left all the Company's creditor's claims unimpaired except for parties to the Credit Agreement, which was restructured, and the holders of the Notes (the "Noteholders"), who received 10,000,000 shares of Common Stock in exchange for all of their Notes, which were then retired. While trade creditors were paid in full, it is possible that the fact of the bankruptcy will adversely impact the Company's future relationship with customers and suppliers and its future access to capital. The Company can not predict what, if any, impact this will have.

SUBSTANTIAL LEVERAGE

           Although, in connection with the Plan of Reorganization, $125 million of indebtedness was converted to equity, the Company remains significantly leveraged. As of November 22, 1996, the Company had borrowings of $77,185,000. As of March 14, 1997, there was $61,500,000 of borrowings outstanding under the Credit Agreement (exclusive of $7,556,000 of outstanding letters of credit) and the Company had additional borrowing capacity under the Credit Agreement of up to $58,627,000.

           The degree to which the Company is leveraged could have important consequences for holders of the Common Stock, including: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, product development, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of the principal and interest on its indebtedness; (iii) terms of the Company's debt instruments restrict the Company's ability to pay dividends and impose other operating and financial restrictions; and (iv) the Company's degree of leverage may make it vulnerable to economic downturns and may limit its ability to withstand competitive pressures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

           The Company believes that, based on current levels of operations and expected efficiency gains, its cash flow from operations will be adequate to make scheduled payments of principal and interest on its indebtedness prior to final maturity, to permit anticipated capital expenditures and to fund working capital requirements. However, the Company's ability to make required payments of principal at maturity will be dependent on its ability to refinance its indebtedness at maturity, and the ability of the Company to meet its debt service obligations generally will be dependent upon the future performance of the Company, which, in turn, will be subject to general economic conditions, financial, competitive, business factors and other factors, including factors beyond the Company's control. The Company's obligations under the Credit Agreement mature on August 31, 1999 (the "Maturity Date"). The Company contemplates that its outstanding obligations under the Credit Agreement will be satisfied on or before the Maturity Date, in whole or in part, through a refinancing. The form of refinancing will be based upon economic conditions at the time of refinancing. However, in the event the Company cannot effectuate such a refinancing prior to the Maturity Date, there is a risk that the Company may not be able to satisfy its obligations under the Credit Agreement.

           The Credit Agreement contains a number of significant covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, make capital expenditures, pay dividends, create liens on assets, enter into leases, investments or acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates and otherwise restrict corporate activities (including change of control and asset sale transactions). In addition, under the Credit Agreement, the Company is required to maintain specified financial ratios, and comply with tests, including minimum EBITDA levels, minimum interest coverage ratios, and minimum fixed charge coverage ratios, some of which become more restrictive over time. The Company's obligations under the Credit Agreement are secured by substantially all the assets of the Company. The breach of any of these covenants or restrictions could result in a default under the Credit Agreement, which could permit the lenders party to the Credit Agreement to declare all amounts borrowed thereunder to be due and payable together with accrued and unpaid interest, to terminate their commitments to make further loans and issue letters of credit and to proceed against the collateral securing the obligations owing to them. Any such default could have a significant adverse effect on the market value and the marketability of the Common Stock.

RISKS INHERENT IN BUSINESS PLAN

           In the third and fourth quarters of fiscal 1996 the Company undertook an extensive review of its manufacturing capacity, overhead structure, product lines and customer base. These efforts resulted in the promulgation of the Business Plan to enhance performance and reduce overhead expenses. The Company consolidated its distribution centers and production capacity to increase efficiencies, consolidated the operations of certain plants to off-shore facilities and accelerated the process of moving sewing operations off-shore. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Business Plan."

           The Business Plan is dependent upon, among other things, the Company's ability to increase its foreign sourcing capabilities and to otherwise manufacture its products at a competitive cost. A key element of the Business Plan is to develop foreign contracting sources, particularly for women's and girls' underwear. The Company is also engaged in ongoing efforts to consolidate its women's hosiery operations and to consolidate other operations in offshore facilities. The success of the Company's foreign sourcing efforts is dependent, among other things, upon the absence of political or economic disruptions, quotas, labor disruptions, embargoes or currency fluctuations that might adversely affect the Company, particularly in Honduras and other foreign nations where the Company currently or in the future sources its products.

           The Business Plan is also dependent upon the efficient operation of new centralized distribution centers, the success of the Company's efforts to streamline its stock keeping units ("SKU's"), to eliminate unprofitable and low-profit lines and products, to reduce its selling, general and administrative expenses and to efficiently manage its inventory levels.

FRESH START REPORTING

           The Plan of Reorganization was confirmed on November 22, 1996. The Company emerged from bankruptcy on December 16, 1996, the Effective Date of the Plan of Reorganization. Accordingly, the Company's Consolidated Balance Sheets as of November 22, 1996, the date on which Fresh Start Reporting was adopted, and its Consolidated Statements of Operations and Consolidated Statement of Stockholders' Equity (Deficit) for the periods thereafter will not be comparable to the Consolidated Financial Statements for prior periods included elsewhere herein.

IMPORTANCE OF MAJOR CUSTOMERS

           For the 42-week period ended November 22, 1996, J.C. Penney accounted for approximately 47% of the total net sales of the Company. No other customers accounted for 10% or more of total net sales for the 42-week period ended November 22, 1996. The loss of a material amount of sales to J.C. Penney, or a decline in J.C. Penney's business, or the loss of one of the Company's other major customers would have a material adverse effect on Ithaca's Results of Operations. See "Business--Importance of Major Customers."

COMPETITION

           The underwear and women's hosiery businesses are highly competitive. A substantial portion of the Company's operations remain located in the United States while a number of the Company's competitors have moved to foreign sourcing to a significantly greater degree. A key element of the Business Plan is to develop foreign sourcing, particularly for women's and girls' underwear. The Company's failure to develop such sourcing capabilities could materially adversely affect the Company.

           The Company believes that suppliers in the underwear and women's hosiery businesses compete primarily on the basis of price, quality and customer service. The Company competes with other private label manufacturers as well as manufacturers of branded products. Several of the Company's competitors have significantly greater financial resources and market recognition than the Company. Many of the Company's customers purchase a portion of their private label program's requirements from competitors as well as from Ithaca. See "Business--Competition."

FOREIGN SOURCING

           The Company currently relies and anticipates increasing reliance on foreign sourcing of its products. The Company's ability to utilize foreign sourcing is dependent on the absence of political or economic disruptions, quotas, labor disruptions, embargoes or currency fluctuations in the countries in which the Company sources its products.

DEPENDENCE ON KEY PERSONNEL

           The Company is dependent on the continued services of certain senior executives, including: Jim D. Waller, Chief Executive Officer, President and Chairman of the Board, Eric N. Hoyle, Chief Financial Officer, Senior Vice President-Finance and Administration and Secretary, R. Dean Riggs, Executive Vice President-Operations and David H. Jones, Executive Vice President-Sales. The Company believes the loss of the services of one or more of these senior executives could have a material adverse effect on the Company.

LIQUIDITY; ABSENCE OF MARKET FOR COMMON STOCK

           There is no currently existing formal trading market for the Common Stock. Pursuant to the Plan of Reorganization and the Management Agreement, the Shares were issued to a limited number of holders. Application will be made to list the Common Stock on NASDAQ National Market. There can be no assurance that any active trading market will develop or will be sustained for the Common Stock or as to the price at which the Common Stock may trade or that the market for the Common Stock will not be subject to disruptions that will make it difficult or impossible for the holders of the Common Stock to sell shares in a timely manner, if at all. In addition, if such markets develop, the trading markets for the Ithaca Common Stock may be unstable and illiquid for an indeterminate period of time. In addition, holders of the Common Stock who are deemed to be "underwriters" as defined in subsection 1145(b) of the Bankruptcy Code, or who are otherwise deemed to be "affiliates" or "control persons" of the Company within the meaning of the Securities Act, will be unable to freely transfer or sell their respective securities (which securities will be "restricted securities" within the meaning of the Securities Act), except pursuant to an available exemption from registration under the Securities Act and under equivalent state securities or "blue sky" laws. However, as described below, certain holders of Common Stock have certain registration rights.

EFFECT OF FUTURE SALES OF COMMON STOCK; REGISTRATION RIGHTS

           No prediction can be made as to the effect, if any, that future sales of Common Stock or the availability of Common Stock for future sale will have on the market price of the Common Stock, prevailing from time to time. Sales of substantial amounts of Common Stock or the perception that such sales may occur, could adversely affect prevailing market prices for the Common Stock.

           An aggregate of 10,000,000 shares of Common Stock were issued pursuant to the Plan of Reorganization. Pursuant to Section 1145 of the Bankruptcy Code, all of such shares of Common Stock are freely tradeable without registration under the Securities Act, except for shares that were issued to an "underwriter" (as defined in Section 1145(b) of the Bankruptcy Code) or that are acquired by an "affiliate" of the Company. With respect to all of the shares of Common Stock issued to the Noteholders pursuant to the Plan of Reorganization (together with any securities issued or issuable in respect thereof by way of a dividend, stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, the "Registrable Securities") the Company has entered into a registration rights agreement with certain stockholders (the "Registration Rights Agreement") which requires Ithaca to use its reasonable best efforts to file, cause to be declared effective and keep effective for three years or until all registerable securities are sold, a "shelf" registration statement (the "Shelf Registration"). The Registration Statement of which this Prospectus is a part is the Shelf Registration referred to in the Registration Rights Agreement. See "Description of Capital Stock-Registration Rights Agreement."

DIVIDENDS

           The Company presently intends to retain earnings for working capital and to fund capital expenditures. Accordingly, there is no present intention to pay cash dividends on any shares of the Common Stock. In addition, the Credit Agreement prohibits the payment of cash dividends on the Company's equity securities.

CERTAIN CORPORATE GOVERNANCE MATTERS

           The Company's Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on December 16, 1996 (the "Certificate") provides that the terms of the seven members of the Board of Directors of the Company, one of whom is Jim D. Waller, Chief Executive Officer of the Company, will expire at the annual meeting of the stockholders of the Company next following the Company's fiscal year ending January 31, 1998. It is possible that such provisions, as well as certain other provisions of the Company's Certificate and certain provisions of the General Corporation Law of Delaware, may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests. Such provisions may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that might result in the receipt of a premium over the market price for the securities held by stockholders. See "Description of Capital Stock."

FORWARD LOOKING STATEMENTS

           Certain statements in the Registration Statement of which this Prospectus forms a part including information set forth under "Risk Factors--Risks Inherent in Business Plan" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," constitute "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Ithaca desires to take advantage of certain "safe harbor" provisions of the Reform Act and is including this special note to enable the Company to do so. Forward-looking statements including the Registration Statement of which this Prospectus forms a part, involve known and unknown risks, uncertainties, and other factors which could cause the Company's actual results, performance (financial or operating) or achievements to differ materially from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. The Company believes a change in the following important factors could cause such a material difference to occur: (1) the level of sales to the Company's major customers, in particular J.C. Penney which accounted for approximately 47% of the Company's total net sales for the 42-week period ended November 22, 1996; (2) 's ability to source or manufacture its products at a competitively favorable cost; (3) the general strength of retailing, in particular in the apparel categories in which the Company operates and at the retail outlets which are major customers of the Company; (4) the continued services of certain of the Company's senior executives; (5) the comparative strength of the Company's principal competitors, particularly, the impact of foreign sourcing in certain of the Company's product categories; (6) the absence of political or economic disruptions, quotas, labor disruptions, embargoes or currency fluctuations that might adversely affect the Company, particularly in Honduras and other foreign nations where the Company currently or in the future sources its products; (7) the success of the Company's recent Business Plan and reorganization, particularly the success of the Company's ongoing efforts to consolidate its women's hosiery operations and to consolidate certain other operations in offshore facilities and to increase its foreign sourcing capabilities (especially in women's and girls' underwear categories), the level of efficiency of operation of the Company's new centralized distribution centers, the success of the Company's efforts to streamline its SKU's and eliminate unprofitable and low-profit lines and products, the success of the Company's efforts to reduce its selling, general and administrative expenses, and the success of the Company's efforts to efficiently manage its inventory levels; (8) the impact of price fluctuations of the Company's raw materials, particularly cotton and spandex, and the Company's ability to pass on to retailers and consumers any possible price increases; (9) the continued improvement of the Company's information systems; (10) the ability of the Company to have access to adequate capital to meet its working capital needs and to fund necessary capital expenditures.

           Many of the foregoing factors have been discussed in the Company's prior Commission filings and other publicly available documents. Had the Reform Act been effective at an earlier time, this special note would have been included in earlier Commission filings. The foregoing review of significant factors should not be construed as exhaustive or as an admission regarding the adequacy of disclosures previously made by the Company prior to the effective date of the Reform Act.


                                 USE OF PROCEEDS

           The Company will receive none of the proceeds from the sale of the Common Stock by the Selling Stockholders. A total of 10,000,000 shares of Common Stock were initially issued to Noteholders of the Company in accordance with the Plan of Reorganization under which the Company emerged from a Chapter 11 bankruptcy proceeding. An option to purchase 109,290 shares of the Company's Common Stock was issued to Alvarez & Marsal, Inc. pursuant to the Management Agreement as a portion of compensation for the turnaround-management and financial restructuring advisory services rendered the Company.


                                 DIVIDEND POLICY

           The Company has no present intention of paying any dividends on the Common Stock. The declaration and payment of future dividends to holders of Common Stock will be at the discretion of the Company's Board of Directors and will depend upon many factors, including the Company's financial condition, earnings, the capital requirements of its operating subsidiaries, legal requirements and such other factors as the Board of Directors deems relevant. In addition, the Credit Agreement prohibits the payment of cash dividends on the capital stock of the Company.

           Under the Delaware General Corporations Law ("DGCL"), the Company may only declare and pay dividends out of surplus (as defined in the DGCL), or, if there is no surplus and subject to certain conditions, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.


                           MARKET FOR THE COMMON STOCK

           Through the date hereof there has been no established public trading market for the Common Stock. See "Risk Factors--Liquidity; Absence of Market for Common Stock." Pursuant to the Plan of Reorganization, 10,000,000 shares of Common Stock were issued following the Effective Date of the Plan of Reorganization and, as of March 17, 1997, constituted all of the outstanding shares of Common Stock. In reliance on the exemption provided by Section 1145 of the Bankruptcy Code, none of the shares of Common Stock issued pursuant to the Plan of Reorganization was registered under the Securities Act in connection with its issuance pursuant to the Plan of Reorganization; however, those shares are being registered hereby for resale by the Selling Stockholders pursuant to certain registration rights. Shares issued pursuant to the Plan of Reorganization are freely tradeable without registration under the Securities Act, except for any shares that were issued to an "underwriter" (as defined in Section 1145(b) of the Bankruptcy Code) or that are subsequently acquired by an "affiliate" of the Company, all of which shares will be "restricted securities" within the meaning of Rule 144 under the Securities Act ("Rule 144"). Shares of Common Stock which are "restricted securities" within the meaning of Rule 144 may not be resold in the absence of registration under the Securities Act other than in accordance with Rule 144 or another exemption from registration. See "Description of Capital Stock--Registration Rights Agreement" for a discussion of the rights of certain stockholders of the Company to request registration of sales of their shares of Common Stock. A total of 109,290 shares of Common Stock are being registered hereby in connection with the Company's grant to Alvarez & Marsal, Inc. of an option to purchase such shares. As of March 3, 1997, there were approximately 10 holders of record of Common Stock and there were no outstanding options or warrants to purchase, or securities convertible into, Common Stock or Preferred Stock other than options to purchase 899,514 shares of Common Stock, including the options granted to Alvarez & Marsal, Inc., issuable under the Company's 1996 Long Term Stock Incentive Plan ("LTIP"), of which options to purchase 240,994 shares are currently exercisable.


                                 CAPITALIZATION

The following table sets forth the consolidated capitalization of the Company at November 22, 1996 and as adjusted to give effect to the revised capital structure of the Company as a result of the Plan of Reorganization. This table should be read in conjunction with the Company's Consolidated Financial Statements, including the notes thereto, found elsewhere in this Prospectus.



                                                                                      November 22, 1996
                                                                            ------------------------------------
                                                                                        (in thousands)
                                                                                                         POST
                                                                            HISTORICAL           CONFIRMATION(2)
                                                                            ----------           ---------------
Current Installments of Long Term Debt                                      $202,016(1)              $     -

Long Term Debt

           Credit Facility:                                                        -                  77,185

   Other                                                                           -                      70

   Total                                                                     202,016                  77,255
                                                                             -------                 -------

Stockholders' (deficit) equity:

           Preferred Stock, par value $.01 per share; 2,500,000                    -                       -
           Shares authorized; none issued

           Preconfirmation Common Stock (par value $.01, 1,000                     -                       -
           authorized, issued and outstanding)

           Common Stock (par value $.01 per share, 27,500,000                      -                     100
           authorized, 10,000,000 issued and outstanding)

           Additional Paid-In Capital                                          9,000                  22,016
           Retained Earnings (Deficit)                                     (101,156)                       -

   Total Stockholders' (Deficit) Equity                                     (92,156)                  22,116
                                                                            --------                 -------

Total Capitalization                                                        $109,860                 $99,371
                                                                            ========                 =======

----------

(1) Reflects classification of all outstanding debt as current due to Company's defaults under the Credit Agreement and the Notes.

(2) Reflects application of Fresh Start Reporting provisions and the effects of the Plan of Reorganization, including: (i) forgiveness of the Notes and accrued interest and (ii) other fair value adjustments.

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION


           The following Unaudited Pro Forma Consolidated Statement of Operations for the 42-week period ended November 22, 1996, has been prepared to reflect the consummation of the Company's Plan of Reorganization and certain Fresh Start Reporting Adjustments. The Unaudited Pro Forma Consolidated Statement of Operations has been prepared as if such consummation occurred on February 1, 1996. The Unaudited Pro Forma Consolidated Statement of Operations is not necessarily indicative of the results that would have actually occurred if the Plan of Reorganization had actually been consummated on such date and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Company's Audited Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.





            Unaudited Pro Forma Consolidated Statement of Operations
                     42-Week Period ended November 22, 1996
              (Dollars in thousands, except per share information)



                                                                                     Fresh Start
                                                                                    Reporting and
                                                                                    Reorganization
                                                               Historical            Adjustments              Pro Forma
                                                               ----------            -----------              ---------
Net sales                                                     $ 297,604                                      $297,604

Cost of sales                                                   255,543              $  (1,934)/a/            253,609
                                                               ----------            -----------              ---------

     Gross profit                                                42,061                  1,934                 43,995

Selling general and administrative                               27,670                   (385)/a/             27,285
     expenses

(Recovery of) asset write-downs                                  (2,964)                                       (2,964)
     and restructuring


                                                               ----------            -----------              ---------

     Operating income                                            17,355                  2,319                 19,674

Other income (deductions):

     Interest and amortization of                                (2,597)                 1,377/b/              (1,220)
       deferred debt expense-related
       parties

     Interest and amortization of                               (14,892)                 7,871/b/              (7,021)
       deferred debt expense-
       other

Reorganization Items:

Adjustments to fair value

Professional fees and                                             (2,589)               2,589/c/                --
  other                                                            3,765              (3,765)/d/                --


Other, net                                                           625                   625
                                                               ----------            -----------              ---------


Income before taxes                                                1,666                10,391                12,058


Income tax expense                                                 4,218                  605/e/               4,823
                                                               ----------            -----------              ---------


Net (loss) income before  extraordinary                         $ (2,552)             $  9,786              $  7,235
  item
                                                               ==========            ===========              =========

Extraordinary gain on                                             67,924               (67,924)/f/              --
   debt forgiveness, net of tax

Net income                                                      $ 65,372              $(58,138)               7 ,235
                                                               ==========            ===========              =========

(Loss) income per share(g)


    (Loss) income before extraordinary
        item                                                       (0.25)                                       0.72

Extraordinary item                                                  6.79                                        --
                                                               ----------                                     ---------


Net income                                                      $   6.54                                    $   0.72
                                                               ==========                                     =========


------------------------------
a To adjust depreciation expense for fixed asset writedowns of $13,500 recorded in conjunction with Fresh Start Reporting adjustments as follows:

               Cost of Sales                                       $   1,934
               Selling, general & administrative                          385
                                                                    ---------
                  Total                                            $   2,319
                                                                    =========

b To reflect interest expense of the debt structure of the Company after confirmation of the Plan of Reorganization. The interest rate under the Credit Agreement was assumed to be 9.75%. The adjustment to interest expense is summarized as follows:

               Related party:
               Note interest                                       $   1,604
               Other interest                                           (227)
                                                                   ---------
                  Net                                              $   1,377
                                                                   =========
               Non-Related party:
               Note interest                                           6,414
               Other interest                                          1,457
                                                                   ---------
                 Net                                               $   7,871
                                                                   =========

c    To eliminate reorganization items.

d To eliminate net fair value adjustments recorded in conjunction with fresh start reporting.

e    Income tax expense is assumed at an effective rate of 40%.

f To reverse extraordinary gain on debt discharge and related income tax expense.

g    Pro forma earnings per share are based upon 10 million Shares outstanding.

                             SELECTED FINANCIAL DATA

     The following table sets forth selected financial information with respect to the Company for the 42-week period ended November 22, 1996 and the five fiscal years ended January 31, 1996 and is derived from and should be read in conjunction with the Company's audited Consolidated Financial Statements and related notes included elsewhere in this Prospectus. Income per share for periods prior to the Effective Date of the Plan of Reorganization is not meaningful because during such periods the Company was a wholly owned subsidiary of Holdings.

     The selected financial information set forth below is qualified by and should be read in conjunction with the Financial Statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The Company's Results of Operations for the 42-week period ended November 22, 1996 reflect the consummation of the Plan of Reorganization and the transactions contemplated thereby and the application of Fresh Start Reporting rules and procedures. The future Results of Operations of the Company will generally not be comparable to the periods discussed below due to the effects of the Plan of Reorganization. See "Consolidated Financial Data."


     The fiscal period beginning February 2, 1996 and ended November 22, 1996 reflects the effects of the Plan of Reorganization.


                                                                             Preconfirmation
                                   -------------------------------------------------------------------------------------------------
                                         42-Week
                                       Period Ended                                       Fiscal Year Ended
                                       November 22,                                          January 31,
                                   ------------------   ----------------------------------------------------------------------------

                                           1996             1996             1995              1994           1993           1992
                                           ----             ----             ----              ----           ----           ----
                                                                              (Dollars in thousands)
STATEMENT OF INCOME DATA:
Net sales                               $297,604          $398,819        $414,800           $414,671      $440,357        $402,670
Gross profit                              42,061            44,882          72,859             68,072        79,137          79,703
Selling, general and
  administrative expenses                 27,670            43,486          37,075          39,711(1)        33,996          30,122
(Recovery of) provision for
  asset write-downs and
  restructuring                           (2,964)           51,591(2)
Operating income (loss)                   17,355           (50,195)         35,784             28,361        45,141          50,664
Interest expense - net(3)                 17,489            26,905          23,147             23,455        24,027          29,938
Reorganization items                      (1,176)(4)            --              --                 --            --              --
Income before income taxes
  and extraordinary items                  1,666           (76,802)         13,166              4,968        21,647          20,971
Income tax expense (benefit)               4,218           (27,157)          5,653              2,086         8,415          11,190
(Loss) income before
  extraordinary items                     (2,552)          (49,644)          7,513              2,882        13,232           9,781
Extraordinary items(5)                    67,924                --              --                 --        (5,939)             --
Net income (loss)                       $ 65,372          $(49,644)       $  7,513           $  2,882      $  7,293        $  9,781
                                        ========          =========       ========           ========      ========        ========
BALANCE SHEET DATA (AT END
 OF PERIOD):                        Post-Confirmation
                                    -----------------
Working capital (deficit)               $  75,591        ($145,909)       $113,028           $123,222      $122,230        $ 79,334
Total assets                              155,993          208,642         224,471            235,997       236,588         186,351
Long-term debt exclusive of
  current maturities                       77,255            n/a(6)        221,819            242,785       250,720         216,519
Total stockholders' equity                 22,116          (93,558)        (43,914)           (51,427)      (54,309)        (69,254)
(deficit)

----------------------------------------


(1) Includes a bad debt provision of $4 million to cover the bankruptcy of a major T-shirt customer during the second quarter of fiscal 1994.

(2) In fiscal 1996 the Company initiated a restructuring plan to improve operating performance and reduce costs. In connection with this plan, the Company recorded charges totaling $51,591,000 ($33,379,000 after related income tax benefits). Such charges related to (i) the closing and consolidation of certain manufacturing and distribution facilities, (ii) the write-down of certain equipment associated with closed facilities, (iii) the write-off and establishment of reserves for inventory and accounts receivable associated with customers, product lines, and specific products that the Company elected to discontinue manufacturing and distributing, (iv) severance and other costs associated with plant closures and overhead reductions, and (v) the write-off of certain impaired intangible assets.

(3) Principally includes interest expense on long-term debt and amortization of deferred debt expense, offset by interest income from the short- term investment of excess cash. During the period from August 29, 1996 through November 22, 1996, the Company did not accrue interest on the Senior Subordinated Notes due 2002 which were cancelled in connection with the Plan of Reorganization.

(4) Reorganization items for the 42-week period ended November 22, 1996 include $3,765,000 of adjustments to record assets and liabilities at fair value in connection with the application of Fresh Start Reporting.

(5) Loss on early extinguishment of debt (net of income tax benefit of $3,763,000) on December 10, 1992 and gain on debt discharge (net of income tax expense of $23,056,000) pursuant to confirmation of Plan of Reorganization at November 22, 1996.

(6) Due to continuing covenant violations, temporary waivers granted and events of default, as further discussed in "Management's Discussion and Analysis," all of the Company's outstanding debt was classified as current at February 2, 1996.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

GENERAL

           The following discussion should be read in conjunction with the Consolidated Financial Statements and the related notes included elsewhere in this Prospectus.

           The following table sets forth the percentage relationship to total net sales of certain items included in the Company's Statements of Operations:


                                                                                  FISCAL YEAR ENDED JANUARY 31,
                                                                                  -----------------------------
                                                  42-WEEK PERIOD
                                              ENDED NOVEMBER 22, 1996      1996               1995              1994
                                              -----------------------      -----              -----             -----
Net sales:
      Men's & boys'
      underwear                                         40.9%              35.7%              34.8%              28.0%
      Women's and girls'
           underwear                                    17.2               18.7               20.6               18.9
      T-shirts                                          15.5               16.3               14.8               19.4
      Women's hosiery                                   24.5               27.3               27.8               31.6

      Other                                              1.9                2.0                2.0                2.1
                                                 -----------        -----------        -----------        -----------

      Total                                            100.0%             100.0%             100.0%             100.0%
                                                 -----------        -----------        -----------        -----------

Cost of sales                                           85.9%              88.7%              82.4%              83.6%
                                                 -----------        -----------        -----------        -----------

Gross profit                                            14.1               11.3               17.6               16.4
Selling, general and
      administrative expenses                            9.3               10.9                8.9                9.6
(Recovery of) provisions for
      asset write-downs and
      restructuring                                     (1.0)%             12.9%
                                                 -----------        -----------        -----------        -----------

Operating income (loss)                                  5.8              (12.6)               8.7                6.8
Interest expense-net                                     5.9                6.7                5.6                5.6
Other (net)                                             (0.2)            --                   (0.1)            --

Reorganization items                                    (0.4)%
                                                 -----------        -----------        -----------        -----------
Income (loss) before
      income taxes and
      extraordinary items                                0.5              (19.2)               3.2                1.2
Income tax expense
     (benefit)                                           9.2               (6.8)               1.4                0.5
Extraordinary item-gain
      on debt discharge                                 30.6
      Net income (loss)                                 21.9%             (12.4)%              1.8%                .7%
                                                 ===========        ===========        ===========        ===========

RESULTS OF OPERATIONS

COMPARISON OF 42-WEEK PERIOD ENDED NOVEMBER 22, 1996 ("YTD FISCAL 1997") TO 43-WEEK PERIOD ENDED NOVEMBER 24, 1995 ("YTD FISCAL 1996").

           Net sales declined 11.2% to $297.6 million in YTD fiscal 1997 from $335.1 million in YTD fiscal 1996. Men's and boys' underwear sales were up 1.2%; women's and girls' underwear sales were down 19.5% and women's hosiery sales were down 18.8%. Outerwear T-shirts sales decreased 16.6%. Unit volume was down 12.9% with men's and boys' underwear down 3.3%, women's and girls' underwear down 18.6% and women's hosiery down 17.3%, and outerwear T-shirt volume down 18.7%. The average selling price per dozen in YTD fiscal 1997 increased to $20.57 from $20.18, primarily reflecting a mix change among product lines. There were no significant pricing changes to the Company's customers during YTD fiscal 1997.

           The sales declines reflected the implementation of the Company's Business Plan which was designed, among other objectives, to eliminate unprofitable products. Sales in YTD fiscal 1997 included $39.9 million of sales resulting from the wind-down of discontinued products, which will not recur in future periods. These sales of discontinued products were not included in the Business Plan which reflected only sales of products that the Company intends to continue selling.

           Gross profit declined $3.0 million or 6.6% during YTD fiscal 1997 compared to YTD fiscal 1996; however, gross margin improved to 14.1% of sales from 13.4% in the prior period, as product costs fell proportionately faster than the sales decline. The improved gross margin was attributable to lower costs from offshore sourcing of men's and boys' underwear and women's and girls' underwear. In YTD fiscal 1997, the Company reduced its excess domestic manufacturing capacity in the men's and boys' underwear, women's and girls' underwear and outerwear T-Shirt divisions by closing plants. Approximately 1,500 manufacturing and overhead jobs were eliminated by these closings in YTD fiscal 1997. Women's hosiery was favorably impacted by improved production efficiency and progress in eliminating unprofitable products.

           The Company recorded a reversal in YTD fiscal 1997 of $3.0 million of asset writedowns taken during Fiscal 1996 (related to recovery of receivables previously identified as impaired assets) compared to provisions for workforce reductions and assets writedown of $14.2 million in the YTD fiscal 1996 period.

           Selling, general and administrative expenses decreased by $6.3 million (18.5%) in YTD fiscal 1997 to $27.7 million from $34.0 million in YTD fiscal 1996, which represented a decrease from 10.9% as a percentage of sales in YTD fiscal 1996 to 9.3% as a percentage of sales in YTD fiscal 1997. The primary component of this decrease was lower employee related costs, resulting from headcount reductions early in the fiscal 1997 period. Shipping expense was $2.0 million lower in the current period reflecting operation of the consolidated distribution centers in the current period compared with the transition to these distribution centers in the prior period and lower sales levels in YTD fiscal 1997 as compared to YTD fiscal 1996.

           Interest expense, net of interest income, decreased to $17.5 million for YTD fiscal 1997 compared to $22.0 million in fiscal 1996. The decrease in YTD fiscal 1997 was due to nonaccrual of bondholder interest after August 29, 1996 ($3.2 million lower than YTD fiscal 1996) and lower average borrowings in 1997, partially offset by higher interest rates during the period.

           Income tax expense in YTD fiscal year 1997 was 253.3% of income before income taxes, compared to 35.3% in full year fiscal 1996. The increase is due primarily to the provision for deferred tax liabilities resulting from tax bases reductions in connection with the gain from the debt discharge associated with the confirmation of the Plan of Reorganization and to the non-deductibility of certain restructuring charges.

COMPARISON OF FISCAL 1996 TO FISCAL 1995

           Net sales declined 3.9% ($398.9 million) in fiscal 1996 from fiscal 1995 ($414.8 million). Men's and boys' underwear sales were down 1.7%, women's and girls' underwear sales were down 12.6%, and women's hosiery sales were down 5.4% reflecting in part the increase in casual workplace attire and longer lasting products. Outerwear T-shirt sales increased 6.2%. Unit volume was down 7.0%, with men's and boys' underwear down 4.3%, women's and girls' underwear down 8.8%, and women's hosiery down 11.3%, partially offset by a 9.1% increase in outerwear T-shirt volume. The average selling price per dozen in fiscal 1996 increased to $20.09 from $19.04, reflecting a mix change among product lines. There were no significant pricing changes to the Company's customers during fiscal 1996.

           Gross profit decreased significantly ($28.0 million or 38%) during fiscal 1996 compared to fiscal 1995. All product categories had decreased gross profit during fiscal 1996, due to erratic demand, lower production volume and manufacturing cost increases which were not offset by price increases. In particular, lower sales, increased SKU's, and higher overhead costs resulted in an operating loss in the branded women's hosiery line. Anticipating that the weakness in the U.S. retail environment would persist, with severe pricing pressures likely to continue or escalate with resulting adverse effect on the Company's profitability, the Company undertook an extensive review of its manufacturing capacities, overhead structure, product lines and customer base in the third and fourth quarters of fiscal 1996 and the first and second quarters of fiscal 1997.

           As a result of the implementation of objectives formulated during this review, the Company recorded provisions for workforce reduction and asset write-downs of $51.6 million in fiscal 1996. Approximately $24.2 million of this provision was related to cost of goods, including costs associated with a major program sourced in the Far East. In fiscal 1996 the Company reduced its excess domestic manufacturing capacity in the men's and boys' underwear, women's and girls' underwear and outerwear T-shirt divisions by closing plants. Approximately 1,100 manufacturing and overhead jobs were eliminated by these closings in the 1996 fiscal year.

           Selling, general and administrative expenses, excluding provisions for workforce reductions and asset write-downs, increased by $6.4 million (17.3%) in fiscal 1996 to $43.5 million from fiscal 1995. The primary component of this increase was shipping expense, which increased by $2.5 million (27.1%), due to non-recurring costs incurred in the relocation of both the men's and boys' underwear and women's and girls' underwear distribution activities to new facilities in fiscal 1996, while operating from inefficient temporary facilities during much of the year. Professional and legal fees were approximately $3.1 million higher in fiscal 1996 compared to the prior year, related primarily to costs associated with a proposed bank debt refinancing in the second and third fiscal quarters of 1996 and the subsequent financial restructuring activities.

           Interest expense, net of interest income, increased to $26.9 million for fiscal 1996 compared to $23.1 million in fiscal 1995. The increase in fiscal 1996 was due to higher average borrowings in 1996 and higher interest rates during the period.

           The loss before income taxes generated an income tax benefit of $27.2 million in fiscal 1996, an effective rate of 35.3% compared to an effective rate of 43% in fiscal 1995. The change in effective tax rate was primarily due to the write-off in fiscal 1996 of certain intangibles which did not create any tax benefit.

COMPARISON OF FISCAL 1995 TO FISCAL 1994

           Net sales were essentially unchanged ($414.8 million) in fiscal 1995 from the previous fiscal year ($414.7 million). Men's and boys' underwear sales increased (24.6%) and women's and girls' underwear (10.1%) sales increased in fiscal 1995. However, these increases were offset by decreases in sales of women's hosiery (12.2%) and outerwear T-shirts (23.7%). Overall dozens increased by (1.8%) with increases in men's and women's underwear being largely offset by decreases in women's hosiery and outerwear T-shirts. The largest decrease in unit volume occurred in the outerwear T-shirt division (29%) and was caused primarily by a decrease in unit sales to two major customers. The average selling price per dozen decreased in fiscal 1995 to $19.04 from $19.33, due to mix change among product lines.

           Gross profit increased from $68.1 million in fiscal 1994 to $72.9 million in fiscal 1995 (7.0%). The increase was attributable to increases in men's and boys' underwear and women's and girls' underwear and was a result of higher dozens shipped in the current fiscal year as well as the reduction of excess capacity. The reduction in capacity was accomplished during fiscal 1995 when the men's and boys' underwear product group began consolidating its domestic cutting and distribution into a single facility and when management reduced women's hosiery capacity by closing one of the Company's plants. No material exit or post employment benefit costs were incurred as a result of those plant closings. The Company also continued to expand its offshore production and sourcing capabilities in fiscal 1995.

           Selling, general and administrative expenses decreased to $37.1 million in fiscal 1995 from $39.7 million in the prior fiscal year (6.6%). This decrease was a result of a $4.0 million bad debt write-off in fiscal 1994 which was partially offset by higher marketing expenses in the 1995 fiscal year. There were no significant bad debt write-offs in fiscal 1995.

           Interest expense, net of interest income, was $23.1 million for fiscal 1995 compared to $23.5 million in fiscal 1994. The decrease in fiscal 1995 was due to lower average debt levels, net of the effect of increased interest rates during the period.

           Income tax expense was 42.9% of income before income taxes in fiscal 1995 compared with 42% in fiscal 1994. In fiscal 1995 the Company settled its outstanding disputes with the Internal Revenue Service with a tax payment of $1.6 million, all of which was accrued in prior years.

LIQUIDITY AND CAPITAL RESOURCES

           The Company's existing Credit Agreement was amended and restated on December 16, 1996. As of that date, the Credit Agreement provides for a term loan facility ("Term Loan") of $55.0 million and a revolving loan facility of $77.2 million. The revolving loan facility includes a sub-limit of $25.0 million for the issuance of letters of credit. For thirty-day periods beginning in December and May of each year, commitments under the revolving loan facility are reduced to $63.0 million and $68.0 million, respectively, (the "Clean-Down Periods"). As of March 14, 1997, the Company had $53.0 million of Term Loans outstanding, $8.5 million of borrowings under its revolving loan facility, and $7.6 million of outstanding letters of credit. The Company at March 14, 1997 had $58.6 million available for borrowings under its revolving loan facility.

           At November 22, 1996 the Company's working capital was $75.6 million and the current ratio was 2.7:1. The Company reported a working capital deficit at the end of fiscal 1996 because of the presentation of substantially all outstanding debt as currently payable. The calculation of a current ratio under such circumstance would not be meaningful. Working capital of $113.0 million as of January 31, 1995 decreased by $10.2 million (8.3%) from $123.2 million as of January 31, 1994. The current ratio was 3.9:1 as of January 31, 1995, compared to 4.2:1 as of January 31, 1994.

           Capital additions of $3.2 million during YTD fiscal 1997 were primarily related to purchases of machinery and equipment and were substantially below capital additions of $13.9 million during the full fiscal year 1996. Capital additions of $13.9 million in fiscal year 1996 related principally to the Company's new centralized distribution facilities and were significantly above the additions of $8.5 million in fiscal 1995 and $8.9 million in fiscal 1994.

           The Company's cash on hand as of November 22, 1996 was $1.3 million compared with $10.4 million at January 31, 1996. This decrease in cash was used to reduce outstanding bank borrowings during YTD fiscal 1997.

           Inflation has had only a minimal impact on the Company in the past. The Company has minimized the impact of inflation on costs and expenses through cost controls and increased manufacturing efficiency. The Company has at times experienced some increase in the cost of labor, supplies, raw materials and administrative expenses. The Company is not always able to promptly pass on cost increases to its customers, principally due to timing of raw materials purchases and customer orders as well as competitive pressures.

FINANCIAL CONDITION

           On October 8, 1996 the company filed a voluntary petition for reorganization under Chapter 11 with the Bankruptcy Court. The filing of the voluntary petition resulted from a sequence of events stemming from the Company's default under the Credit Agreement.

           On December 16, 1996, the Company emerged from bankruptcy. Pursuant to the Plan of Reorganization, the Company has repaid or will repay substantially all of its secured and unsecured claims and indebtedness as follows: General unsecured claims were or will be satisfied in the ordinary course of business. Noteholder Claimants received the right to a pro rata share of 10,000,000 shares of Ithaca Common Stock (representing, in the aggregate, all of the outstanding shares of Ithaca Common Stock except for Common Stock issued pursuant to the LTIP). Prior equity interests in the Company were cancelled, annulled and extinguished. Administrative claims were or will be paid in full, in cash, in the ordinary course of business. Tax claims were or will be paid in full. Priority claims were or will be paid in full. The Credit Agreement was amended and restated. General secured claims were or will be paid in full. Each holder of an allowed general secured claim was either paid in full on the Effective Date of the Plan of Reorganization (or the date upon which there is a final order allowing such claim as an allowed secured claim), or was otherwise to be rendered unimpaired.

BUSINESS PLAN

           In the third and fourth quarters of fiscal 1996 the Company undertook an extensive review of its manufacturing capacity, overhead structure, product lines and customer base. The Company analyzed its strategic plans in connection with the utilization of its plants located in Honduras, as well as obtaining products from other foreign sources. These efforts resulted in the promulgation of the Business Plan which the Company is in the process of implementing. In general, to enhance its performance and reduce overhead expenses, the Company consolidated its distribution centers and production capacity to increase efficiencies, consolidated certain plants to off-shore facilities and accelerated the process of moving more sewing operations off-shore. As part of the implementation of the Business Plan, the Company has terminated certain real property leases and unprofitable license agreements, and made certain payments in connection therewith. In addition, the Company reduced the number of styles and products it had been producing, eliminated certain unprofitable customers and product lines, began the process of establishing Far East outsourcing capability, and closed selected plants. Beginning in fiscal 1998, the Company has been unable to obtain the level of sales revenue from new programs anticipated by the Business Plan and therefore may not be able to achieve the Operating Results set forth in the Business Plan. The Company believes this resulted from customers' reluctance to place new or additional programs with the Company while it was implementing its financial restructuring as well as increased pressure from the Company's competitors to place programs with both existing and potential new customers.

           The Company has previously made its Business Plan, which contained projections regarding the Company's future net sales and operating income, publicly available. Projections contained in the Business Plan were not prepared with a view to complying with published guidelines of the Commission nor with the accounting profession's principles regarding projections. In addition, such information was based on a number of assumptions and was subject to significant uncertainties and contingencies, many of which are beyond the Company's control. Further, the Business Plan did not reflect any tax expense or credits during the projection period, and utilized asset and liability valuations from the Company's Historical Financial Statements, modified for the impact of the exchange of the Notes for equity and the resultant elimination of bondholder interest during the projection period. Such information does not reflect the impact of "Fresh Start" accounting rules, does not conform to generally accepted accounting principles, and constitutes Forward Looking Statements under the Reform Act as discussed in "Risk Factors--Forward Looking Statements" and in the "Special Note Regarding Forward-Looking Statements" included prior to Part I of the Company's 1996 10-K.

                                    BUSINESS

GENERAL

           Ithaca is a leading designer, marketer and manufacturer of private label men's and boys' underwear and outerwear T-shirt products, women's and girls' underwear and women's hosiery. The Company believes it is the largest manufacturer of private label underwear and women's hosiery products in the United States, operating distribution and manufacturing facilities in the Southeastern United States and off-shore manufacturing facilities in Central America. The key elements of the Company's strategy are suppling a wide variety of product offerings at a number of price points, maintaining a strong presence in multiple channels of distribution, maintaining close customer relationships by developing products and programs that suit individual customer needs, and maintaining a low cost and flexible manufacturing capability.

PRODUCTS AND SALES

           The Company's three principal product lines are (1) men's and boys' underwear and outerwear T-shirts, (2) women's and girls' underwear and (3) women's hosiery. The Company offers a large selection of products in a wide range of styles, sizes and colors. Ithaca has worked closely with its customers over the years to develop a wide variety of products in each of its product lines to meet the needs of retailers in varied distribution channels. The Company's offerings within each product line range from lower priced goods sold by supermarkets and discount stores to higher quality, higher priced styles sold by department stores. Management believes that this product breadth gives it a competitive advantage over other U.S. private label manufacturers who do not offer such a wide selection, and over foreign manufacturers who generally are not as capable of providing prompt delivery on a broad range of products. Ithaca's products are sold through a wide range of retail distribution channels and are offered to the public through more than 10,000 customer outlets, including discount stores, department stores, specialty stores, drug stores and supermarkets

           MEN'S AND BOYS' UNDERWEAR AND OUTERWEAR T-SHIRTS

           Ithaca designs and manufactures over 160 styles of crew-neck T-shirts, V-neck T-shirts, briefs, athletic shirts and fashion underwear for its line of men's and boys' underwear. Ithaca also designs and manufactures over 30 styles of tank top shirts, mock turtleneck shirts, white and colored pocket T-shirts and white and colored T-shirt blanks for screen printing for its T-shirt product line. Products are made of 100% cotton, cotton and polyester blends and, for fashion underwear, nylon.

           Men's and boys' underwear accounted for approximately 41% of the Company's net sales in the 42- week period ended November 22, 1996, 36% in fiscal 1996, 35% in fiscal 1995 and 28% in fiscal 1994.
Outerwear T-shirt sales accounted for approximately 16% of the Company's net sales in the 42-week period ended November 22, 1996, 16% in fiscal 1996, 15% in fiscal 1995 and 19% in fiscal 1994.

           WOMEN'S AND GIRLS' UNDERWEAR

           Ithaca designs and manufactures over 100 styles of briefs, hip huggers and bikini panties for its line of women's and girls' underwear.

           Women's and girls' underwear sales accounted for approximately 17% of the Company's net sales in the 42-week period ended November 22, 1996, 19% in fiscal 1996, 21% in fiscal 1995 and 19% in fiscal 1994.

           WOMEN'S HOSIERY

           Ithaca designs and manufactures over 130 styles of regular sheer pantyhose, control top and support pantyhose, knee-highs and stockings for its line of women's hosiery for women. Women's hosiery sales accounted for approximately 24.5% of the Company's net sales in the 42-week period ended November 22, 1996, 27% in fiscal 1996, 28% in fiscal 1995 and 32% in fiscal 1994.

RAW MATERIALS

           The principal materials used in the Company's production of goods are cotton, polyester, nylon and spandex yarns as well as tricot and powernet fabrics. The Company does not produce its own yarns and believes that purchasing yarns from the wide range of available sources in the United States is cost-effective. Ithaca also purchases dyestuffs and packaging materials. The Company is not always able to promptly pass on to its customers price increases in raw materials principally due to the timing of raw material purchases and customer orders as well as competitive conditions.

           Management believes its sources of raw materials are adequate and does not currently anticipate difficulty in obtaining raw materials to meet needs. The Company has not experienced any significant shortages of raw materials during the past 30 years.

MANUFACTURING AND SOURCING

           Ithaca manufactures its products at 16 plants in the southeastern United States and Central America, and sources a portion of its products from contractors located in other countries throughout the world. Goods typically are produced in anticipation of customer demand and the Company maintains a general inventory which turned over 3.6 times in the 42-week period ending November 22, 1996. In both its women's hosiery and fabric production facilities, Ithaca has the flexibility to shift its manufacturing processes easily among many styles, colors and sizes in response to changes in demand. Approximately half of the Company's men's and boys' products are assembled off-shore from components that are cut in the United States. Less than one-fifth of women's and girls' underwear are produced off-shore and the Company is vigorously exploring opportunities to increase its off-shore sourcing for these products. Essentially all of the Company's women's hosiery products are produced domestically. Management is continually evaluating opportunities to reduce costs by performing more of its production processes offshore and the Company may increase the amount of foreign production in the future, if advantageous.

TRADEMARKS, LICENSES AND PATENTS

           Ithaca's products are predominantly sold under the private label names or trade names of its customers. The Company usually seeks to obtain trademark registration protection for those private label names developed by the Company, although such protection generally is not as critical as with branded products. The Company has registered over 46 trademarks in the United States, and has 3 trademark applications pending as of December 3, 1996.

           Ithaca has license agreements permitting it to manufacture and sell specific underwear products using the trademarks of others. The Company has the exclusive U.S. license from Hang Ten International to use the Hang Ten trademark on men's and boys' underwear through January 31, 1999. The Company has the exclusive U.S. license from John Weitz Inc. to use the John Weitz trademark on specified underwear products for men and boys through September 30, 1997. Ithaca has a license agreement with International Licensing Corporation to use the Lightning Bolt trademark on specified underwear products for men through January 31, 1999. The Company has exclusive U.S. licenses from Salant Corporation to use the Lady Manhattan trademark on specified women's underwear products through December 31, 1999. Ithaca holds a patent for an Automatic Labelling Machine & Method which expires on February 3, 2001.

           The Company does not believe that the loss of any trademark or license with respect to any product or products or the expiration or invalidation of any patent would have a material adverse effect on the overall business of the Company.

DELIVERY REQUIREMENTS

           All purchase orders are taken for current delivery and the Company has no long-term sales contracts with any customer, or any contract entitling Ithaca to be the exclusive supplier of merchandise to any retailer. The Company's standard payment terms are net 30 days and are shipped
F.O.B.--distribution center.

SEASONALITY

           The Company does not regard its overall business as highly seasonal.

IMPORTANCE OF MAJOR CUSTOMERS

           For the 42-week period ended November 22, 1996, J.C. Penney accounted for approximately 47% of the total net sales of the Company, compared to nearly 42% in fiscal 1996, 44% in fiscal 1995 and 41% in fiscal 1994. Wal-Mart accounted for approximately 9% of total net sales for the 42-week period ended November 22, 1996, compared to approximately 11% in fiscal 1996, 13% in fiscal 1995, and 12% in fiscal 1994. No other customers accounted for 10% or more of net sales in the 42-weeks ending November 22, 1996 or in fiscal 1996, 1995 or 1994. Although the Company's reliance on its major customers has generally decreased over the last ten years, the loss of a material amount of sales to J.C. Penney, or a decline in J.C. Penney's business, or the loss of one of the Company's other major customers would have a material adverse effect on Ithaca's Results of Operations.

BACKLOG

           The dollar amount of backlog of orders believed to be firm as of November 22, 1996 and as of the end of fiscal 1996 is not material for an understanding of the business of the Company.

COMPETITION

           The women's hosiery and underwear markets in the United States are highly competitive. The Company's products compete with products manufactured by other private label suppliers as well as with products manufactured under recognized name brands.

           Ithaca believes it is the largest manufacturer of private label merchandise in each of its three principal product lines, offering a broad selection of styles, sizes and colors. The private label underwear and women's hosiery products business is generally comprised of small scale, privately owned companies with limited product lines. However, management is aware of several large private label manufacturers with substantial resources. Ithaca's principal private label competitors include: Beltex, Springford, Nantucket, Oneita, Tultex and Delta Woodside in men's and boys' underwear or outerwear T-shirts; Fitzgerald and Wundies Industries Inc. in women's and girls' underwear; and Americal Corp., Glendale Hosiery Company, Inc. and Acme-McCrary Corp. in women's hosiery.

           The supply of branded underwear and women's hosiery products is dominated by a few large manufacturers, some of which have substantially greater financial resources and market recognition than Ithaca. Many of these manufacturers also produce some private label underwear and women's hosiery products. The Company's largest competitors among branded product manufacturers are: Jockey International Inc. ("Jockey" and "Jockey for Her" brands), Sara Lee Corp. ("Hanes" and "Hanes Her Way" brands) and Fruit of the Loom, Inc. ("Fruit of the Loom" and "BVD" brands) in underwear; and Sara Lee Corp. ("Hanes" and "L'eggs" brands), Kayser-Roth Corp. ("No Nonsense" brand) and Pennaco Hosiery Inc. ("Round the Clock" brand) in women's hosiery.

           Competition in the underwear and women's hosiery products market is generally based on price, quality and service. The Company believes that it has an advantage over other private label suppliers because it offers marketing services to retailers implementing private label programs.

IMPORTS

           Ithaca's products compete with goods produced worldwide. Trade association data available to the Company suggests that imported goods, including offshore assembly of domestically cut garments, represented approximately 36.5% of the total retail sales of men's and boys' underwear in calendar 1996, up from 26.4% in calendar 1995, represented 51.7% of women's and girls' panties compared with 45.4% in the prior year, and represented 13.1% of sheer hosiery and tights versus 8.4% in calendar 1995. Reliable data on sales of imported T-shirts is not believed to be available; however, retail sales of men's and boys' knit sport shirts was reported to be 52.8% imports in calendar 1996 versus 49.3% in the prior year. The Company believes that it is important to have the capability of sourcing a portion of its products from outside the United States. The Company has consolidated certain plants to off-shore facilities and has accelerated the process of moving more sewing operations off-shore. The Company has established four Honduran subsidiaries which operate three sewing plants in that country, primarily for men's and boys' underwear and outerwear T-shirts. With respect to women's and girls' underwear, Ithaca has begun the process of establishing Far East sourcing capability. The Company's ability to utilize foreign sourcing is dependent on the absence of political or economic disruptions, quotas, labor disruptions, embargoes or currency fluctuations in the countries in which the Company sources its products.

ENVIRONMENTAL MATTERS

           The Company believes that its facilities and operations are substantially in compliance with current federal, state and local regulations regarding safety, health and environmental pollution. Ithaca generally has experienced no difficulty in complying with these regulations and such compliance has not had a material adverse effect on the Company's capital expenditures, earnings or competitive position.

EMPLOYEES

           The Company employed approximately 7,900 people as of February 1, 1997, of which approximately 7,400 were engaged in manufacturing and approximately 500 were engaged in managerial, administrative or sales and marketing functions. None of the Company's employees are covered by a collective bargaining agreement. The Company considers its relations with employees to be satisfactory and has never experienced any interruption of operations due to labor disputes.

PROPERTIES

           The Company owns its corporate headquarters in Wilkesboro, North Carolina. The Company leases sales offices in New York City and Dallas, Texas. The Company manufactures and distributes much of its women's and girls' underwear at its owned Cairo, Georgia facility, and maintains three additional owned sewing facilities in the Southeastern United States. Cutting and distribution for men's and boys' underwear and T-shirt products takes place at an owned centralized distribution and cutting facility in Vidalia, Georgia. Men's and boys' underwear and outerwear T-shirts are sewn in four owned plants in the Southeastern United States and at 3 facilities leased by the Company in Honduras. The Company manufactures and distributes its women's hosiery products at two owned facilities in North Carolina. Fabric for use in the Company's underwear and T-shirt products is knit and finished at the Company's owned facility in Gastonia, North Carolina and narrow fabrics, such as waistbands, are manufactured at an owned facility in Graham, North Carolina. The Company also utilizes leased storage facilities at several plant locations. All of the Company's facilities are kept in good repair and have well-maintained equipment.

LEGAL PROCEEDINGS

           From time to time the Company is involved in legal proceedings relating to claims arising out of its operations in the normal course of business. The Company believes that there are no material legal proceedings pending or threatened against the Company or any of its properties.

                            DIRECTORS AND MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANTS

           The directors and executive officers of the Company are as follows:

            NAME                AGE         PRESENT POSITION WITH THE COMPANY
            ----                ---         ---------------------------------
Walter J. Branson                35         Director
Peter C. Cheston                 38         Acting Chief Operating Officer
Marvin B. Crow                   65         Director
Francis Goldwyn                  43         Director
Morton Handel                    62         Director
Eric N. Hoyle                    49         Senior Vice President-Finance and Administration,
                                            Secretary, Chief Financial Officer
David H. Jones                   54         Executive Vice President-Sales
R. Dean Riggs                    45         Executive Vice President-Operations
Jim D. Waller                    56         Chairman of the Board, Chief Executive Officer,
                                            President, Director
David N. Weinstein               38         Director
James A. Williams                54         Director

           Walter J. Branson was elected as a member of the post-reorganization Board of Directors. Mr. Branson is currently Senior Vice President of Development of the Big Party Corp. He joined the retailing firm as Vice President of Development in 1996. From 1993 to 1996, Mr. Branson was the Chief Financial Officer for CWT Specialty Stores. From 1989 to 1992, Mr. Branson was employed by Executive Life Insurance as an Investment Manager.

           Peter C. Cheston joined the Company in November 1995, temporarily, as Acting Chief Operating Officer. Mr. Cheston is a Managing Director at Alvarez & Marsal, Inc. a turnaround management firm, with whom he has been employed since 1985. It is anticipated that he will resign from this position at such time as determined by the Board of Directors.

           Marvin Crow was elected as a member of the post-reorganization Board of Directors. At present, Mr. Crow serves on the Board of Directors of Dyersberg Corporation, National Spinning Company, The Bibb Company and Ameritex Yarn Corporation and works as a consultant for National Spinning Company, Texfi Industries, Inc., Fortsmann & Company, Inc. and Charles Craft. Mr. Crow is also actively involved with KBO Enterprises, Inc. Established by his family in 1989, KBO Enterprises is involved in video rental, fitness, and TCBY Yogurt stores in the Carolinas.

           Francis Goldwyn was elected as a member of the post-reorganization Board of Directors. Since 1993 Mr. Goldwyn has been a principal of Chapman Management Inc., a provider of strategic operating and financial consulting services. From 1991 to 1992, Mr. Goldwyn served as an Executive Vice President with the Gitano Group, Inc.

           Morton Handel was elected as a member of the post-reorganization Board of Directors. Presently, Mr. Handel is a director of CompUSA and Concurrent Computer Corporation and President of S&H Consulting Ltd. Mr. Handel has served as a director of Concurrent Computer Corporation since 1991. S&H Consulting Ltd. provides strategic operating and financial consulting services. Mr. Handel served as a member of the Management Committee of Remington Products Company, a consumer products manufacturer, from 1992 to 1996.

           Eric N. Hoyle joined the Company in January 1994 as Senior Vice President--Finance and Administration and Chief Financial Officer. Mr. Hoyle was previously employed by Bali Company, a manufacturer and marketer of Intimate Apparel from 1980 to 1994, most recently as Chief Financial Officer and Vice President Finance and Administration. Mr. Hoyle is a Certified Public Accountant.

           David H. Jones joined the Company in January 1997 as Executive Vice President-Sales. Prior to joining Ithaca, Mr. Jones was with Gerber Childrenswear, Inc. where he served as President and CEO from 1994 to 1996 and as Vice President-Sales from 1991 to 1994. Mr. Jones has over 25 years experience in the apparel business.

           R. Dean Riggs joined the Company in August, 1996 as Executive Vice President-Manufacturing. Mr. Riggs was previously employed by Sara Lee Knit Products from 1974 to 1996. His most recent assignments included Vice President-Operations Planning and Vice President-Manufacturing & Operations in the Casual Wear Division.

           Jim D. Waller has served as Chief Executive Officer since April 1991. Mr. Waller joined Anderson Hosiery as Vice President--Marketing in 1968 and became Vice President--Marketing of Ithaca upon its acquisition of Anderson Hosiery from Collins and Aikman in 1982. Mr. Waller was elected a director in January 1985, President in June 1987 and Chairman of the Board in March 1995. Mr. Waller has served as President and a director of Holdings between January 1992 and the Effective Date of the Plan of Reorganization and as Chairman between March 1995 and the Effective Day of the Plan of Reorganization.

           David N. Weinstein was elected as a member of the post-reorganization Board of Directors. Mr. Weinstein is a Managing Director in the High Yield Department at BancBoston Securities, Inc. Mr. Weinstein was Head of the High Yield Capital Market Group at Chase Securities, Inc. and a Managing Director of the firm from 1993 to 1996. From 1990 through 1993, Mr. Weinstein served in various roles at Lehman Brothers/Smith Barney Shearson including as Head of the Capital Markets Group in the High Yield Department at Lehman Brothers and as Director of the High Yield/Private Finance Group at Smith Barney Shearson.

           James A. Williams was elected as a member of the post-reorganization Board of Directors. Mr. Williams is the President and Chief Executive Officer of Great American Knitting Mills and has served in that capacity since 1991. Mr. Williams joined Great American Mills as Senior Vice President of Sales and Marketing in 1985. From 1970 through 1985, Mr. Williams was employed by Adams-Mill Hosiery Company, first as a Sales Manager and later as Senior Vice President-Sales & Marketing.

           Pursuant to the Plan of Reorganization, the Board of Directors of the Company consists of seven (7) directors, one of whom is Jim D. Waller. The term of office of each director will expire at the first annual meeting of stockholders of the Company next following the Company's fiscal year ending January 31, 1998. Directors of the Company hold office until their successors are elected and qualified, or until their earlier resignation or removal. Each executive officer is appointed by the Board of Directors for a term specified by the Board, or until his or her earlier resignation or removal.

COMMITTEES OF THE BOARD OF DIRECTORS

           The Board of Directors of the Company has established an Audit Committee and a Compensation and Stock Option Committee.

           The Audit Committee is responsible for meeting with representatives of the Company's independent certified public accountants and financial management to review accounting, internal control, auditing and financial reporting matters, and is also responsible, among other things, for maintaining liaison with and exercising such supervision of the actions of said accountants in whatever manner and to whatever extent shall be deemed, at its discretion, necessary, proper and in the best interest of the Company and its stockholders. The Audit Committee consists of Messrs. Crow, Goldwyn and Handel, three Directors who are not and never have been employees of the Company.

           The Compensation and Stock Option Committee is responsible for reviewing and approving officer and executive salaries and for reviewing and recommending for approval by the Board of Directors executive and key employee compensation plans, including incentive compensation and other benefits, and consists of Messrs. Branson, Weinstein and Williams, all of whom are not and never have been employees of the Company.

DIRECTOR COMPENSATION

           Other than $21,909 paid to F. Richard Redden, a director of the Company until the Effective Date of the Plan of Reorganization, non-employee Directors received no remuneration for serving on the Board of Directors during fiscal 1997. Currently, non-employee Directors of the Company (Messrs. Branson, Crow, Goldwyn, Handel, Weinstein and Williams) are paid retainer fees of $20,000 per year. Each non-employee Director also receives a fee of $1,500 for each day of board or committee meetings attended. The Company and its subsidiaries do not pay fees to Directors who are employees of any of the Company and its subsidiaries.

EXECUTIVE COMPENSATION

           The following table sets forth a summary of compensation for services rendered in all capacities for the three fiscal years ended January 31, 1997 for the Chief Executive Officer, the three other most highly compensated executive officers of the Company and two executives for whom disclosure would be required but for the fact that they were not employed by the Company at the end of the last completed fiscal year.

                          SUMMARY COMPENSATION TABLE(1)

                                        ANNUAL COMPENSATION           LONG-TERM COMPENSATION AWARDS
                                        -------------------           -----------------------------


                                                                        Number of
                                                                        Securities
                                                                        Underlying       All Other
                                                                         Options       Compensation
             NAME AND POSITION       YEAR       SALARY   BONUS (2)         (3)             (4)
             -----------------       ----       ------   ---------        -----         ---------
J.D. Waller                          1997     $490,988     $   -0-       273,224          $1,219
  Chairman, President and            1996     $490,984         -0-            -0-          1,219
  Chief Executive Officer            1995      480,413    316,130             -0-          1,079

N.J. Wehrmann(5)                     1997      206,583         -0-            -0-          1,219
  Executive Vice President -         1996      206,583         -0-            -0-          1,219
  Manufacturing                      1995      202,194     88,060             -0-          1,092

G.P. Felten(6)                       1997      123,384         -0-            -0-            660
  Senior Vice President -            1996      217,000         -0-            -0-          1,219
  Sales & Marketing                  1995      214,000     88,514             -0-          1,651

E.N. Hoyle                           1997      190,500         -0-        65,000           1,219
  Senior Vice President -            1996      190,000         -0-            -0-          1,544
  Finance and Administration,        1995      180,847     82,032             -0-             64
  Chief Financial Officer

--------------------

(1) As the Company had only three executive officers (other than the Chief Executive Officer), only such three executive officers are included in this table and the other tables in "Executive Compensation." Mr. Peter C. Cheston, Acting Chief Operating Office of the Company, receives no salary directly from the Company. Mr. Cheston receives remuneration from Alvarez & Marsal, Inc., with whom he is employed. See "Consulting Arrangements."

(2) The Company anticipates awarding bonuses for fiscal 1997 on or before April 15, 1997.

(3) Represents options to purchase shares of common stock of the Company pursuant to the Company's LTIP.

(4) The amounts reported in this column represent the Company's matching contributions for the account of the named executive officers pursuant to the Company's Employee Retirement Savings Plan (the "401(k) Plan").

(5) Mr. Wehrmann's employment with the Company terminated in August, 1996. He has since been replaced by R. Dean Riggs.

(6) Mr. Felten's employment with the Company terminated in August, 1996. He has since been replaced by David H. Jones.

                    OPTIONS/SAR GRANTS IN LAST FISCAL YEAR/1/


                                    % of Total
                  Number of         Options/SARs                                       Potential Realizable Value at Assumed
                  Securities        Granted to          Exercise or                    Annual Rates of Stock Price Appreciation
                  Underlying        Employees in        Base Price       Expiration    for Option Term
Name              Options Granted   Fiscal Year         ($/Sh)           Date               (5%) ($)                    (10%) ($)
----------------  ----------------  ------------------  ---------------  ------------  --------------------   ---------------------
J.D. Waller              273,224               34.58%           $6.00      1/23/07             $1,030,874             $2,612,692
E.N. Hoyle                65,000                8.23%           $6.00      1/23/07               $245,245               $621,560
All Employees            790,224              100.00%           $6.00      1/23/07             $2,981,515             $7,556,481
as a group





EMPLOYMENT AND CONSULTING AGREEMENTS

           The Company entered into an employment agreement with Jim D. Waller in February, 1997 (the "Employment Agreement"). The Employment Agreement, which expires on December 31, 1999, calls for Mr. Waller to serve as the Company's Chief Executive Officer, at an annual base salary of $490,000. Mr. Waller is eligible to participate in the Company's Cash Bonus Plan and the Company's LTIP.

           If Mr. Waller's employment is terminated during the term of the Employment Agreement, he will be entitled to receive his base salary until termination. If such termination is without cause (defined as gross negligence that is materially detrimental to the Company; wilful, material, continued and bad faith failure to perform and discharge his duties and responsibilities or conviction of a felony involving personal dishonesty) or if Mr. Waller resigns for good reason (defined as either a failure to re-elect him as Chief Executive Officer, an assignment of duties significantly different from Chief Executive Officer, a material limitation of the powers of Chief Executive Officer, a reduction in base salary, relocation from Wilkesboro, North Carolina or a failure to obtain the assumption of the Employment Agreement by a successor), until the expiration of the Employment Agreement, Mr. Waller will be entitled to receive 65% of his base salary if his employment terminates during the fiscal year ending in the third year prior to the expiration date, 80% of his base salary if his employment terminates during the fiscal year ending in the second year prior to the expiration date and 100% of his base salary if his employment is terminated thereafter. In the case of Mr. Waller's death during the term of the Employment Agreement, his designee, estate, personal or legal representative, as the case may be, shall be entitled to receive his then current base salary until the earlier of one year or the date of expiration of the Employment Agreement. If Mr. Waller is mentally or physically incapacitated during the term of the

-----------
/1/ All options granted in fiscal 1997 are exercisable at a strike price of $6.00 which the Company's Board of Directors determined to be approximately equal to the fair market value of the Common Stock at the time of grant. Approximately 16.67% of the options awarded will vest at the end of each of fiscal 1997, fiscal 1998 and fiscal 1999. Up to an additional 16.67% of the options will vest approximately 45 days after the end of each of fiscal 1997, fiscal 1998 and fiscal 1999, with the number of options vesting linked to the achievement of certain performance goals related to EBITDA, subject to the discretion of the Compensation and Stock Option Committee in accordance to the terms of the LTIP. See "Employment and Consulting Agreements." Assuming the officers' continued employment with the Company, the options will expire on the tenth anniversary of the date of grant.

Employment Agreement and is unable to perform his duties, he will be entitled to receive 50% of his base salary until the earlier of one year after his replacement or the expiration of the agreement.

           The Employment Agreement contains restrictions on disclosure by Mr. Waller of confidential information and restricts Mr. Waller's right to compete with the Company anywhere the Company does business during the term of his employment and for 24 months thereafter. As described above, the Employment Agreement is terminable upon the death of Mr. Waller, by the Company for cause, upon disability or by Mr. Waller under certain circumstances. In addition, unless Mr. Waller's employment is terminated for cause by the Company, or Mr. Waller terminates his employment other than for good reason, (as previously defined) Mr. Waller is entitled to continue to participate in all group health, medical and employee benefits plans and programs to which he was previously entitled for the remaining term of the Employment Agreement.

           The Company has also entered into a one-year Management Agreement with Alvarez & Marsal, Inc. pursuant to which Mr. Peter Cheston will serve as the Company's Acting Chief Operating Officer at a monthly fee of $35,000 (subject to downward adjustment upon the mutual agreement of Mr. Cheston and Ithaca if Mr. Cheston devotes less than ninety percent of his time to the management of Ithaca). In addition, pursuant to the Management Agreement, Alvarez & Marsal, Inc. received an option to purchase 109,290 shares of the Company's capital stock as of January 24, 1997 and is eligible to participate in the Cash Bonus Plan (as defined below). The Management Agreement is terminable by Ithaca upon 30 days notice. The Management Agreement also provides for certain customary indemnifications by the Company of Alvarez and Marsal, Inc. and its directors, officers, agents and affiliates for actions arising out of Alvarez and Marsal, Inc.'s performance under the Management Agreement. Alvarez and Marsal, Inc. will not be entitled to indemnification if the action results from willful misconduct or gross negligence on the part of Alvarez and Marsal, Inc.

           Approximately 150 employees, as recommended by management, are eligible to participate in the Cash Bonus Plan. In fiscal 1997, up to $1.5 million, may be distributed under the Cash Bonus Plan if certain Business Plan targets are achieved. The Board of Directors has the discretion to increase the amount available under the Cash Bonus Plan. Under the provisions of the Cash Bonus Plan, 85% of the amount available for cash bonuses will be paid out if 85% of the target performance level is achieved and will be increased pro rata as actual performance meets or equals up to 115% of the Business Plan targets.

           Ithaca has implemented the Ithaca Industries, Inc. 1996 Long-Term Stock Incentive Plan (previously defined as the "LTIP"), to be administered by the Compensation and Stock Option Committee comprised of two or more members of the Board each of whom is intended to be a "Director" (within the meaning of Rule 16b-3 promulgated under the Securities and Exchange Act of 1934) and an "outside director" (within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") Section 162 (m)) although, the mere fact that the Compensation and Stock Option Committee does not consist of non-employee Directors and outside directors will not invalidate any awards made by it. Any officer, other key employee or consultant to the Company or any of its subsidiaries who is not a member of the Compensation and Stock Option Committee is eligible to participate in the LTIP. The Compensation and Stock Option Committee has the sole and complete authority to determine the participants to whom awards shall be granted ("Participant" or "Participants").

           The LTIP authorizes the grant of awards to participants with respect to a maximum of 928,962 shares of the Company's Common Stock, which awards may be made in the form of (a) nonqualified stock options, (b) stock options intended to qualify as incentive stock options under Section 422 of the Code,
(c) stock appreciation rights, (d) restricted stock and/or restricted stock units, (e) performance awards, and (f) other stock based awards. In any calendar year, a Participant may not receive stock options or stock appreciation rights for more than 273,224 of the Company's shares. No more than 109,290 shares of Common Stock or the equivalent cash value thereof, may be paid to a Participant in connection with the settlement of any award(s) designated as a Performance Compensation Award (as defined below) in respect of a single performance period. Any Performance Compensation Award that is deferred shall not (between the date that the award is deferred and the payment date), increase (i) with respect to an award payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Compensation and Stock Option Committee or (ii) with respect to an award payable in shares of the Company, by an amount greater than the appreciation of a share of the

Common Stock from the date such award is deferred to the payment date. If any award granted under the LTIP is forfeited, or if an award has expired, terminated or been cancelled for any reason whatsoever (other than by reason of exercise or vesting), then the shares of Common Stock covered by such award may be granted to another Participant pursuant to the terms of the LTIP, to the maximum extent permitted under Section 162(m) of the Code.

           Stock options intended to qualify as incentive stock options will be subject to terms, conditions and such rules as may be prescribed by Section 422 of the Code. Additionally, non-qualified and incentive stock options granted under the LTIP shall be subject to such terms, including exercise price and conditions and timing of exercise, as may be determined by the Compensation and Stock Option Committee and specified in the applicable award agreement. Payment in respect of the exercise of an option granted under the LTIP may be made (a) in cash, (b) its equivalent, or if and to the extent permitted by the Compensation and Stock Option Committee and subject to such rules as may be established by the Compensation and Stock Option Committee, (c) by exchanging Common Stock owned by the optionee (which are not the subject of any pledge or other security interest and which have been owned by such optionee for at least 6 months), (d) through the delivery of irrevocable instructions to a broker to sell the Common Stock being acquired upon exercise of the option and to deliver promptly to the Company an amount equal to the aggregate exercise price or (e) by a combination of the foregoing, provided that the combined value of all cash, cash equivalents and the fair market value of shares of Common Stock so tendered to the Company (as of the date of such tender) is at least equal to the aggregate exercise price of the option.

           Stock appreciation rights granted under the LTIP may not be exercisable earlier than six months after the date of grant but shall otherwise be subject to such terms, including grant price and conditions and limitations applicable to exercise as may be determined by the Compensation and Stock Option Committee and specified in the applicable award agreement. Stock appreciation rights may be granted in tandem with another award, in addition to another award, or freestanding and unrelated to another award. A stock appreciation right shall entitle the Participant to receive an amount equal to the excess of the fair market value of a share of Common Stock over the grant price on the date of exercise thereof. The Compensation and Stock Option Committee shall determine whether a stock appreciation right shall be settled in cash, Common Stock or a combination of cash and Common Stock.

           Restricted stock and restricted stock units granted under the LTIP shall be subject to such terms and conditions as may be determined by the Compensation and Stock Option Committee in its sole discretion, including, without limitation, the duration of the period during which, and the conditions, if any, under which, the restricted stock and restricted stock units may be forfeited to the Company. Each restricted stock unit shall have a value equal to the fair market value of a share of Common Stock. Upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable award agreement, restricted stock units shall be paid in cash, shares of Common Stock, other securities or other property, as determined in the sole discretion of the Compensation and Stock Option Committee. Dividends paid on any shares of restricted stock may be paid directly to the participant, withheld by the Company subject to vesting of the restricted shares, or may be reinvested in additional shares of restricted stock or in additional restricted stock units, as determined by the Compensation and Stock Option Committee in its sole discretion.

           Performance awards granted under the LTIP shall consist of a right denominated in cash or shares of Common Stock, payable at such time and in such form as the Compensation and Stock Option Committee shall determine, payable in amounts determined by the Compensation and Stock Option Committee, based upon the achievement of such performance goals during such performance periods as the Compensation and Stock Option Committee shall establish. Subject to the terms of the LTIP and any applicable award agreement, the Compensation and Stock Option Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award and the amount and kind of any payment or transfer to be made pursuant to any performance award. Performance awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the Compensation and Stock Option Committee, on a deferred basis.

           In addition to the foregoing types of awards, the Compensation and Stock Option Committee shall have the authority to grant to Participants an "Other Stock-Based Award", which shall consist of any right which is (a) not a stock option, stock appreciation right, restricted stock or restricted unit award or performance award, and (b) an award of shares of Common Stock or an award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock (including, without limitation, securities convertible into shares of Common Stock), as deemed by the Compensation and Stock Option Committee to be consistent with the purposes of the LTIP; provided that any such rights must comply, to the extent deemed desirable by the Compensation and Stock Option Committee, with Rule 16b-3 and applicable law. Subject to the terms of the LTIP and any applicable award agreement, the Incentive Plan Committee shall determine the terms and conditions of any such other stock-based award, including the price, if any, at which securities may be purchased pursuant to any other stock-based award granted under the LTIP. In the sole and complete discretion of the Compensation and Stock Option Committee, an award, whether made as any other stock-based award or as any other type of award issuable under the LTIP, may provide the participant with dividends or dividend equivalents, payable in cash, shares of Common Stock, other securities or other property on a current or deferred basis.

           The Compensation and Stock Option Committee shall also have the discretion to designate any award as a "Performance Compensation Award." While awards in the form of stock options and stock appreciation rights are intended to qualify as "Performance-Based Compensation" under Section 162(m) of the Code, provided that the exercise price or the grant price, as the case may be, is established by the Compensation and Stock Option Committee to be equal to the fair market value per share of Common Stock as of the date of grant, this form of award enables the Compensation and Stock Option Committee to treat certain other awards under the LTIP as Performance Based Compensation and thus preserve deductibility by the Company for federal income tax purposes of such awards which are made to participants in the LTIP.

           Each Performance Compensation Award shall be payable only upon achievement over a specified performance period of a duration of at least one year of a pre-established objective performance goal established by the Compensation and Stock Option Committee for such period. The Compensation and Stock Option Committee may designate one or more performance criteria for purposes of establishing a performance goal with respect to Performance Compensation Awards made pursuant to the LTIP. The performance criteria that will be used to establish such performance goals shall be based on the attainment of specific levels of performance of the Company (or subsidiary, affiliate, division or operational unit of the Company) and shall be limited to the following: return on net assets, return on shareholders' equity, return on assets, return on capital, shareholder returns, profit margin, EBITDA, earnings per share, net earnings, operating earnings, price per share and sales or market share.

           With regard to a particular performance period, the Compensation and Stock Option Committee shall have the discretion, subject to the terms of the LTIP, to select the length of the performance period, the type(s) of Performance Compensation Award(s) to be issued, the performance goals that will be used to measure performance for the period and the performance formula that will be used to determine what portion, if any, of the Performance Compensation Award has been earned for the period. Such discretion shall be exercised by the Compensation and Stock Option Committee in writing no later than 90 days after the commencement of the period. Performance for the period shall be measured and certified by the Compensation and Stock Option Committee upon the period's close. In determining entitlement to payment in respect of a Performance Compensation Award, the Compensation and Stock Option Committee may through use of negative discretion reduce or eliminate such award, provided such discretion is permitted under Section 162(m) of the Code. The Compensation and Stock Option Committee may not use negative discretion with respect to any option or stock appreciation right other than an option or stock appreciation right that is intended to be a Performance Compensation Award.

           In the event that the Compensation and Stock Option Committee determines that any corporate transaction or event affects the shares of Common Stock awarded pursuant to the LTIP, such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the LTIP, then the Compensation and Stock Option Committee shall, in such manner as it may deem equitable, adjust any or all of (a) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which awards may be granted, (b) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or property) subject to outstanding awards, and (c) the grant or exercise price with respect to any award or (d) if deemed appropriate, make provision for a cash payment to the holder of an outstanding award in consideration for the cancellation of such award; provided, in each case that no such adjustment shall be authorized to the extent such authority would cause an award designated by the Compensation and Stock Option Committee as a Performance Compensation Award or an option or stock appreciation right with an exercise price or grant price (as applicable) equal to the fair market value of a share of Common Stock to fail to qualify as Performance Based Compensation.

           In the event of a Change of Control of the Company (as defined in the LTIP), any outstanding awards which are unexerciseable or otherwise unvested shall automatically be deemed exercisable or otherwise vested as of immediately prior to the Change of Control.

           Each award, and each right under any award, shall be exercisable only by the Participant during the Participant's lifetime, or, if permissible under applicable law, by the Participant's guardian or legal representative. No award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

           The Board of Directors may amend, alter, suspend, discontinue, or terminate the LTIP or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement, including for these purposes any approval requirement which is a prerequisite for exemptive relief from Section 16(b) of the Exchange Act or Code Section 162(m) (provided that the Company is subject to the requirements of Section 16 of the Exchange Act or Code Section 162(m), as the case may be, as of the date of such action).

           As of January 31, 1997, options representing 899,514 shares were awarded to 40 individuals and Alvarez & Marsal, Inc. Options representing 504,402 shares were awarded as nonqualified stock options, of which 240,994 vested as of January 31, 1997. Options representing 395,112 shares were awarded as Performance Compensation Awards as of January 31, 1997, of which, up to 131,704 are expected to vest on April 15, 1997.


           In addition, the Company presently (i) maintains a medical and dental benefits plan (the "Medical Plan") which covers substantially all employees and
(ii) sponsors a qualified defined contribution retirement plan for its employees under section 401(k) of the Internal Revenue Code of 1986 (the "Retirement Plan"). The Medical Plan is funded currently by contributions from the Company and employees based on anticipated claim costs. Company contributions to the Retirement Plan are based upon a percentage of the employees' contributions.

COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

           During the Company's last fiscal year there were no Compensation and Stock Option Committee Interlocks.

CONSULTING ARRANGEMENTS

           In connection with consulting services provided by Mr. Redden, a former Director of the Company who resigned on the Effective Date of the Plan of Reorganization, Osnos and Company, of which Mr. Redden was President, billed the Company $8,313 for services rendered in fiscal year 1996 and $21,258 for services rendered subsequently through November 22, 1996. The Company does not anticipate working with Osnos and Company in the future.

           Alvarez and Marsal, Inc., of which Mr. Cheston is a managing director, is providing turnaround management and financial restructuring advisory services to the Company. The Company was billed $337,847 in fiscal 1996 and $1,179,752 for the 42-week period ended November 22, 1996. In addition, an Option to purchase 109,290 shares at $6.00 per share was granted to Alvarez & Marsal, Inc., the Company's financial and business advisor, as of January 31, 1997. As of the date of this Prospectus, Alvarez & Marsal, Inc. has not exercised any portion of its option.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

           The Company's authorized capital stock consists of 30,000,000 shares including 2,500,000 shares of Preferred Stock, par value $.01 per share and 27,500,000 shares of Common Stock, par value of $.01 per share. American Stock Transfer & Trust Company is the transfer agent and registrar for the Common Stock. As of March 3, 1997, 10,000,000 shares of Common Stock were issued and outstanding. Pursuant to the LTIP, options representing a maximum of 928,962 shares of Common Stock may be awarded. As of January 31,1997, Alvarez & Marsal, Inc. were granted an option to purchase 109,290 shares of Common Stock. See "Employment and Consulting Agreements" for a description of the terms and conditions of Common Stock distributed pursuant to the LTIP. Alvarez & Marsal may exercise its option until January 31, 2007. As of March 17, 1997, Alvarez & Marsal, Inc. has not exercised any portion of its option.

PREFERRED STOCK

           The Board of Directors has the authority, without further action by the stockholders, to issue up to 2,500,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of preferred stock.

COMMON STOCK

           The holders of the Common Stock are entitled to one vote for each share held of record and shall vote as a single class on all matters as to which stockholders are entitled to vote. There are no cumulative voting rights in the election of directors. The quorum required at any stockholders' meeting for consideration of any matter is a majority of all outstanding shares entitled to vote, represented in person or by proxy. All matters will be decided by a majority of the votes cast at stockholder meetings by holders of shares present in person or by proxy who are entitled to vote.

           Holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available for dividends. See "Risk Factors- Dividends" and "Dividend Policy." In the event of any liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to receive pro rata any assets distributable to stockholders in respect of shares held by them, after payment of all obligations of the Company. The holders of Common Stock are not entitled to pre-emptive rights to any securities issued by the Company.

           The Shares of the Common Stock, offered hereby, are duly authorized, validly issued, fully paid and nonassessable.

           The Company is authorized to issue additional shares of capital stock from time to time There are no specific restrictions upon such issuances, except that the Company's Certificate prohibits the issuance of non-voting equity securities if, and only to the extent that and so long as, Section 1123 of the Bankruptcy Code is applicable and would prohibit such issuance.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE AND AMENDED AND RESTATED BY-LAWS

           Certain provisions of the Certificate and the Amended and Restated By-laws ("By-laws") of the Company summarized below may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including an attempt that might result in a premium over the market price for shares held by stockholders.

           The Certificate or By-laws provide (i) that no director may be removed from office during his term except for cause, (ii) that vacancies on the Board of Directors may be filled only by the remaining directors and not by the stockholders, (iii) that any action required or permitted to be taken by the stockholders may only be taken at an annual or special meeting of the stockholders and stockholder action by written consent in lieu of a meeting is prohibited, (iv) that special meetings of stockholders may be called only by a majority of the Board of Directors, by the Chairman of the Board of Directors or the President of the Company, (v) that stockholders are not permitted to call a special meeting or require that the Board of Directors call a special meeting of stockholders, (vi) that the nomination of candidates for election as directors, other than by or at the direction of the Board of Directors, requires advance notice and (vii) that the consideration of stockholder proposals at annual meetings of stockholders requires advance notice. In general, notice of intent to nominate a director or raise business at such meetings must be received by the Company not less than 60 or more than 90 days prior to the anniversary of the previous year's annual meeting and must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

           The foregoing summary is qualified in its entirely by the provisions of the Company's Certificate and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

           The By-laws provide that the Board of Directors will consist of seven
(7) members. The terms of the directors, one of whom pursuant to the Plan of Reorganization is Jim D. Waller, Chief Executive Officer of the Company, will expire at the annual meeting of the stockholders of the Company next following the Company's fiscal year ending January 31, 1998. For the relevant period, it is possible that such provisions may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interest. Such provisions may be deemed to have a taker-over effect and may delay, defer or prevent a tender-offer or takeover attempt that might result in the receipt of a premium over the market price for the securities held by stockholders.

CERTAIN PROVISIONS OF DELAWARE LAW

           Section 203 of the DGCL ("Section 203") prohibits, subject to certain exceptions specified therein, certain transactions between a Delaware corporation and an Interested Stockholder (as defined below) of a Delaware corporation. An Interested Stockholder may not engage in any business combination, including mergers, consolidations or acquisitions of additional shares of the corporation having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the Interested Stockholder's proportionate share ownership in the corporation, for a three-year period following the date on which such stockholder becomes an Interested Stockholder unless (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (iii) on or subsequent to such date, the business combination is approved by the Board of Directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the Interested Stockholder. Except as otherwise specified in
Section 203, an "Interested Stockholder" is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person.

           Under certain circumstances, Section 203 makes it more difficult for a person who would be an Interested Stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The Certificate does not exclude the Company from the restrictions imposed under Section 203. The provisions of Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with the Board of Directors because the stockholder approval requirement would be avoided if a majority of the directors then in office approve the business combination of the transaction which results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

           REGISTRATION RIGHTS AGREEMENT

           The Company has entered into a Registration Rights Agreement, dated as of the Effective Date of the Plan of Reorganization, with certain holders of Common Stock pursuant to which the Company agreed to use its reasonable best efforts to file within 90 days after the consummation of the Plan of Reorganization a Registration Statement, use its reasonable best efforts to cause the Shelf Registration to be declared effective and to keep such Shelf Registration continuously effective until the earlier of the disposition of all Registrable Securities and three (3) years after the initial date of the Shelf Registration; provided, however, that Ithaca will be permitted to suspend the availability of the Self Registration for up to ninety (90) days during any twelve-month period and, for any period during which Ithaca is not eligible to use Form S-3 for the Shelf Registration, and for such additional reasonable periods as are necessary to cause any post-effective amendments to the Shelf Registration to become effective. The Shelf Registration may not be used to effect any underwritten offering unless such an offering relates to a Demand Registration (as defined below). Ithaca will pay certain expenses in connection with registrations made under the Shelf Registration (which expenses will not include, unless such registration is a Demand Registration, any fees or expenses of counsel for any holder of Registerable Securities ("Holder" or "Holders").

            Ithaca will also effect up to three (3) registrations (the "Demand Registrations") at the request of the Designated Holders (as defined in the Registration Rights Agreement) in the event the Shelf Registration is unavailable or, in the case of an underwritten offering, at the request of the Approved Underwriter (as defined below); provided, however, that no such Demand Registration is required to be effected earlier than one-hundred eighty (180) days after the effective date of any Registration Statement (other than the Shelf Registration or a Registration Statement on Form S-4 or From S-8 (or any successor form thereto)) of Ithaca, under the Securities Act, covering securities of the same class as any Registrable Securities. The Registration Rights Agreement provides that, subject to certain conditions, Butler and The Northwestern Mutual Life Insurance Company ("Northwestern") will each have the right to request one (1) Demand Registration. Designated Holders owning at least 20% of the Registrable Securities held by all of the Designated Holders will have the right to request the remaining one (1) Demand Registration; provided, however, that Northwestern and the Butler Noteholders shall not be included as a requesting Holder in determining whether Holders holding at least 20% of the Registrable Securities have requested such Demand Registration unless such Holder shall have previously exercised or forfeited prior to exercise its right to request its Demand Registration described in the preceding sentence; and, provided, further, however, that for each Demand Registration described in the preceding sentence that shall have been forfeited prior to exercise, the number of Demand Registrations permitted to be made as described in this sentence shall be increased by one. The Butler Noteholders sold their Notes prior to the execution of the Registration Rights Agreement and, accordingly, the Company believes that they are deemed to have forfeited their right to request a Demand Registration.

           Pursuant to the Registration Rights Agreement, Ithaca is required to use its best efforts to file a Demand Registration within sixty (60) days after the period within which requests for registration may be given to Ithaca. Ithaca has the right, in the case of a Demand Registration, to postpone the filing or effectiveness of, or to withdraw, any Registration Statement if in the good faith judgment of its Board of Directors, such registration would materially interfere with any material financing, acquisition, corporate reorganization or merger or other transaction involving Ithaca or any subsidiary thereof; provided, however, that such postponement or withdrawal will last only for so long as such material interference would exist, but in no event for more than one-hundred eighty (180) days.

           The Holders initiating a Demand Registration (the "Initiating Holders") owning a majority of the Registrable Securities owned by the Initiating Holders to be included in the registration may elect to cause a Demand Registration to be underwritten, in which case, the lead or managing underwriter (the "Approved

Underwriter") made pursuant to a Demand Registration will be selected by Ithaca and must be reasonably acceptable to the Initiating Holders owning a majority of the Registrable Securities owned by the Initiating Holders to be included in the registration. Other Holders will, and Ithaca and other persons holding registration rights in certain circumstances may, be permitted to participate in a Demand Registration. Notwithstanding the foregoing sentence, if the Approved Underwriter determines that the aggregate amount of securities requested to be included in such offering is sufficiently large to have an adverse effect on the success of such offering, then Ithaca will include in such registration only the aggregate amount of Registrable Securities that in the opinion of the Approved Underwriter may be sold without any such effect on the success of such offering (the "Approved Underwriter Amount"), and (i) if the number of Registrable Securities to be included in such registration is greater than the Approved Underwriting Amount, then each Holder will be entitled to have included in such registration Registrable Securities equal to its pro rata portion of the Approved Underwriter Amount, as based on the amounts of Registrable Securities and Ithaca and any Person who is not a Holder will not be permitted to include any securities therein, and (ii) to the extent that the number of Registrable Securities to be included by the Holders is less than the Approved Underwriter Amount, securities that Ithaca and any Person who is not a Holder proposes to register may also be included. Ithaca will pay substantially all expenses in connection with the Demand Registration (including certain fees and expenses of a single counsel for all Holders participating in such registration).

           If Ithaca proposes to file or files a Registration Statement under the Securities Act with respect to an offering by Ithaca for its own account of any class of security (other than a Registration Statement on Form S-4 or S-8 (or any successor form thereto)) under the Securities Act, then Ithaca will offer the Holders the opportunity to register the number of Registrable Securities as each such Holder may request. Subject to certain conditions, Ithaca will use its best efforts to permit the Holders to include such Registrable Securities in such offering on the same terms and conditions as the securities of Ithaca included therein. Notwithstanding the foregoing, if such registration involves an underwritten offering and the managing underwriter or underwriters (the "Company Underwriter") determines that the total amount of securities requested to be included in such offering (the "Total Securities") is sufficiently large so as to have an adverse effect on the success of the distribution of the Total Securities, then, Ithaca will include in such registration, to the extent of the number of Registrable Securities which Ithaca is so advised can be sold in (or during the time of) such offering without having such adverse effect, first, all Ithaca Common Stock or securities convertible into, or exchangeable or exercisable for Ithaca Common Stock that Ithaca proposed to register for its own account, second, all securities proposed to be registered by the Holders, pro rata among such Holders, and third, all other securities proposed to be registered. Ithaca will pay certain expenses attributable to the Holders in connection with such registrations (which expenses will not include any fees or expenses of counsel for any Holder).

            Ithaca will indemnify and hold harmless each Holder, its directors, officers, partners, employees, advisors and agents, and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Holder, to the extent permitted by law, from and against any and all losses, claims, damages, expenses (including, without limitation, reasonable costs of investigation and fees, disbursements and other charges of counsel) or other liabilities resulting from or arising out of or based upon any untrue, or alleged untrue, statement of a material fact contained in any Registration Statement, Prospectus, preliminary Prospectus, notification or offering circular (as amended or supplemented if Ithaca has furnished any amendments or supplements thereto) or other disclosure document, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to Ithaca by or on behalf of such Holder expressly for use therein. Ithaca will also indemnify any underwriters of the Registrable Securities, their officers, directors and employees, and each Person who controls any such underwriter (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above with respect to the indemnification of the Holders of Registrable Securities.

           Each Holder agrees to indemnify and hold harmless Ithaca, any underwriter retained by Ithaca and their respective directors, officers, employees, advisors, agents and each Person who controls (within the meaning of the Securities Act and the Exchange Act) Ithaca or such underwriter to the same extent as the foregoing indemnity from Ithaca to the Holders (subject to the proviso to this sentence and applicable law), but only with respect to any information furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the liability of any Holder will be limited to the amount of the net proceeds received by such Holder in the offering giving rise to such liability.

                              SELLING STOCKHOLDERS

           The following tables provide certain information with respect to the Common Stock held by each Selling Stockholder, which information has been furnished to the Company by the Selling Stockholders and other sources and which the Company has not verified. Because the Selling Stockholders may sell all or some part of the Common Stock which they hold pursuant to this Prospectus and the fact that this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of Common Stock that will be held by the Selling Stockholders upon termination of this Offering. See "Plan of Distribution." The Common Stock offered by this Prospectus may be offered from time to time in whole or in part by the persons named below or by their transferees, as to whom applicable information will, to the extent required, be set forth in a Prospectus Supplement.



                                                Amount to be
                    Amount of Stock             offered for
                    owned prior to              Stockholder's
NAME                OFFERING                    ACCOUNT
----                --------                    -------

                                  [To be provided by amendment.]






                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

           The following table sets forth the number of shares of common stock of the Company beneficially owned, as of March 17, 1997, by certain executive officers and by each person known by the Company to beneficially own more than 5% of any class of the Company's voting securities.

                             Name and                   Amount and Nature
Title of Class        Address of Beneficiaries       of Beneficial Ownership      Percentage of Class
--------------        ------------------------       -----------------------      -------------------
Common Stock          Jim D. Waller/1/                               91,075                      *
                      Eric N. Hoyle/1/                               21,667                      *
                      All Executive Officers                        283,408                    2.6%
                      as a group/1/

----------
*   Less than 1%.

1 The named executive officers have been awarded options to purchase the shares indicated as of January 31, 1997, pursuant to the LTIP. Options awarded under the LTIP that are not vested or that do not vest within 60 days from the date of this Prospectus are not included. In each case, the options to purchase half of the number of the shares indicated vested as of January 31, 1997. The Company anticipates that the option to purchase the remaining half of the number of shares indicated will vest as of April 15, 1997 subject to Performance Goals. See "Directors and Management-Executive Compensation" for a description of the LTIP.

                              PLAN OF DISTRIBUTION

           Of the Shares included in this Prospectus, 10,000,000 were distributed on a pro rata basis to holders of the Notes, which were retired pursuant to the Plan of Reorganization, under which the Company emerged from bankruptcy on December 16, 1996. An option to purchase 109,290 of the Shares was issued to Alvarez & Marsal, Inc. pursuant to the Management Agreement as a portion of the compensation for the turnaround-management and financial restructuring advisory services rendered the Company.

           The Company will receive no proceeds from this offering. The Common Stock may be sold from time to time to purchasers directly by any of the Selling Stockholders. Alternatively, any of the Selling Stockholders may from time to time, offer the Common Stock through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Common Stock for whom they may act as agent. The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of Common Stock may be deemed to be underwriters, and any profit on the sale of Common Stock by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the Company is advised that an underwriter has been engaged with respect to the sale of any Common Stock offered hereby, or in the event of any other material change in the plan of distribution, the Company will cause appropriate amendments to the Registration Statement of which this Prospectus forms a part to be filed with the Commission reflecting such engagement or other change. See "Additional Information."

           At the time a particular offer of Common Stock is made, to the extent required, a Prospectus Supplement will be provided by the Company and distributed by the relevant Selling Stockholder which will set forth the aggregate amount of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discount, commissions or concessions allowed or reallowed or paid to dealers.

           The Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Stockholders or by agreement between the Selling Stockholders and underwriters or dealers.

           Through the date hereof, there has been no established public trading market for the Common Stock. The Shares were issued to the holders of the Notes pursuant to the Plan of Reorganization and the Management Agreement. Application will be made to list the Common Stock on NASDAQ National Market. There can be no assurance that any active trading market will develop or will be sustained for the Common Stock or as to the price at which the Common Stock may trade or that the market for the Common Stock will not be subject to disruptions that will make it difficult or impossible for the holders of Common Stock to sell Common Stock in a timely manner, if at all, or to recoup their investment in the Common Stock. See "Risk Factors--Liquidity; Absence of Market for Common Stock" and "Risk Factors--Effect of Future Sales of Common Stock; Registration Rights."

           Under applicable rules and regulations under the Exchange Act any person engaged in a distribution of Common Stock may not simultaneously engage in market-making activities with respect to such Common Stock for a period of nine business days prior to the commencement of such distribution and ending upon the completion of such distribution. In addition to and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of any of the Common Stock by the Selling Stockholders. All of the foregoing may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Common Stock.

           Pursuant to the Registration Rights Agreement, the Company is obligated to pay substantially all of the expenses incident to the registration, offering and sale of the Common Stock of the Selling Stockholders to the public other than commissions and discounts of underwriters, dealers or agents. The Selling Stockholders, and any underwriter they may utilize, and their respective controlling persons are entitled to be indemnified by the Company against certain liabilities, including liabilities under the Securities Act. See "Description of Capital Stock--Registration Rights Agreement."


                                  LEGAL MATTERS

           Certain legal matters regarding the Shares were passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York.


                                     EXPERTS

           The consolidated financial statements and schedule of the Company as of November 22, 1996, February 2, 1996 and January 27, 1995 and for the 42-week period ended November 22, 1996 and for each of the years in the two-year period ended February 2, 1996, have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and in the Registration Statement upon the authority of said firm as experts in accounting and auditing.

           The reports of KPMG Peat Marwick LLP covering the November 22, 1996 consolidated financial statements contains an explanatory paragraph that states the Company emerged from bankruptcy and as of November 22, 1996 adopted fresh-start reporting in accordance with American Institute of Certified Public Accountants Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code."

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES

                          Index to Financial Statements


                                                                            Page
                                                                            ----

Independent Auditors' Report ..............................................  F-2

Consolidated Balance Sheets as of November 22, 1996, February 2,
    1996, and January 27, 1995.............................................  F-3

Consolidated Statements of Operations for the 42-Week Period ended
    November 22, 1996 and for the Years ended February 2, 1996 and January 27, 1995...................................................  F-5

Consolidated Statements of Stockholders' Equity (Deficit) for the
    42-Week Period ended November 22, 1996 and for the Years
    ended February 2, 1996 and January 27, 1995............................  F-6

Consolidated Statements of Cash Flows for the 42-Week Period ended
    November 22, 1996 and for the Years ended February 2, 1996 and January 27, 1995...................................................  F-7

Notes to Consolidated Financial Statements ................................  F-9

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Ithaca Industries, Inc.:


We have audited the accompanying consolidated balance sheets of Ithaca Industries, Inc. and subsidiaries as of November 22, 1996, February 2, 1996, and January 27, 1995, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the 42-week period ended November 22, 1996 and each of the years in the two-year period ended February 2, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ithaca Industries, Inc. and subsidiaries as of November 22, 1996, February 2, 1996, and January 27, 1995, and the results of their operations and their cash flows for the 42-week period ended November 22, 1996 and each of the years in the two-year period ended February 2, 1996, in conformity with generally accepted accounting principles.

On December 16, 1996, the Company emerged from bankruptcy. As described in note 1 to the consolidated financial statements, the Company accounted for the reorganization as of November 22, 1996 and adopted fresh-start reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE. As a result, the consolidated balance sheet as of November 22, 1996 presents the financial position of the reorganized entity and is, therefore, not comparable to the consolidated balance sheets for periods prior to the Company's emergence from bankruptcy.


                                          KPMG PEAT MARWICK LLP

Atlanta, Georgia
January 31, 1997

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES

                           Consolidated Balance Sheets

            November 22, 1996, February 2, 1996, and January 27, 1995

                        (In thousands, except share data)

                                                                        Post-Confirmation           Preconfirmation
                                                                          November 22,         February 2,   January 27,
                             Assets (Note 6)                                  1996                1996          1995
                             ---------------                                  ----                ----          ----
Current assets:
   Cash and cash equivalents                                              $  1,329               10,369         7,531
   Trade accounts receivable, net of allowance for
     doubtful accounts of $1,508 at November 22, 1996,
     and $1,215 at February 2, 1996 and
     January 27, 1995, respectively (note 9)                                45,342               29,958        40,304
   Due from Parent (note 8)                                                   --                    604           926
   Inventories (note 3)                                                     68,706               56,079        97,117
   Deferred taxes (note 7)                                                    --                 20,212         4,936
   Prepaid expenses and other current assets                                   508                1,567         1,366
   Refundable income taxes (note 7)                                           --                 13,159          --
   Assets held for disposition, net of estimated
     reserves  (notes 3, 4, and 13)                                          2,973               17,139          --
                                                                          --------             --------      --------
           Total current assets                                            118,858              149,087       152,180
                                                                          --------             --------      --------

Net property, plant, and equipment (note 4)                                 35,647               54,295        55,389

Other assets:
   Intangible assets, net of accumulated amortization
     of $-0-, $22,570, and $19,016 at November 22,
     1996, February 2, 1996, and January 27, 1995,
     respectively (note 5)                                                     453                  905         4,459
   Deferred debt expense, net of accumulated amortization
     of $-0-, $7,868, and $3,799 at November 22, 1996,
     February 2, 1996, and January 27, 1995, respec-
     tively (note 13)                                                         --                  3,651         7,720
   Cost in excess of fair value of net assets acquired,
     net of accumulated amortization of $1,097 at
     January 27, 1995 (note 13)                                               --                   --           2,768
   Other, including cash surrender value of officers' life
     insurance                                                               1,035                  704         1,955
                                                                          --------             --------      --------
           Total other assets                                                1,488                5,260        16,902


                                                                          --------             --------      --------

                                                                          $155,993              208,642       224,471
                                                                          ========             ========      ========



See accompanying notes to consolidated financial statements.

                                                                        Post-Confirmation          Preconfirmation
                                                                          November 22,         February 2,   January 27,
             Liabilities and Stockholders' Equity (Deficit)                   1996                1996          1995
             ----------------------------------------------                   ----                ----          ----
Current liabilities:
   Current installments of long-term debt, due to related
     parties (notes 6 and 10)                                               $   --                33,757           --
   Current installments of long-term debt (notes 6
     and 10)                                                                     135             206,301            639
   Accounts payable                                                           12,486              16,414         17,139
   Accrued payroll and related expenses                                       14,743              10,335         11,276
   Accrued restructuring costs (note 13)                                       2,468              12,204           --
   Income taxes payable (note 7)                                               2,718                --            3,154
   Deferred income taxes (note 7)                                              5,215                --             --
   Other accrued expenses                                                      5,502              15,985          6,944
                                                                            --------             -------        -------
       Total current liabilities                                              43,267             294,996         39,152
                                                                            --------             -------        -------

Long-term debt, excluding current installments, due to
   related parties (notes 6 and 10)                                           11,344                --           35,223
Long-term debt, excluding current installments (notes 6 and 10)               65,911                --          186,596
Deferred income taxes (note 7)                                                13,355               7,204          7,414
Preconfirmation redeemable cumulative preferred stock of $.01 par value.  Authorized but unissued 500,000 shares at
   February 2, 1996 and January 27, 1995                                        --                  --             --

Stockholders' equity (deficit):
   Preferred stock, $.01 par value; authorized 2,500,000 shares;
     none outstanding                                                           --                  --             --
   Common stock of $.01 par value; authorized 27,500,000
     shares; issued and outstanding 10,000,000 shares at
     November 22, 1996                                                           100                --             --
   Preconfirmation common stock, par value $.01; authorized and
     issued 1,000 shares at February 2, 1996 and January 27, 1995               --                  --             --
   Additional paid-in capital                                                 22,016               9,000          9,000
   Accumulated deficit                                                          --              (102,558)       (52,914)
                                                                            --------             -------        -------
       Total stockholders' equity (deficit)                                   22,116             (93,558)       (43,914)

Commitments and contingencies (notes 6, 9, 11, 12, and 13)
                                                                            --------             -------        -------

                                                                            $155,993             208,642        224,471
                                                                            ========             =======        =======

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES

                      Consolidated Statements of Operations

             42-Week Period ended November 22, 1996 and Years ended
                      February 2, 1996 and January 27, 1995

                                 (In thousands)

                                                                     42-Week
                                                                  Period ended               Years ended
                                                                  November 22,       February 2,      January 27,
                                                                      1996              1996             1995
                                                                      ----              ----             ----
Net sales (note 9)                                                $ 297,603            398,819         414,800
Cost of sales (note 3)                                              255,543            353,937         341,941
                                                                  ---------          ---------       ---------
           Gross profit                                              42,060             44,882          72,859

Selling, general, and administrative expenses
    (notes 8, 11, and 12)                                            27,670             43,486          37,075
(Recovery of) provision for asset write-downs and
    restructuring (note 13)                                          (2,964)            51,591            --
                                                                  ---------          ---------       ---------
           Operating income (loss)                                   17,354            (50,195)         35,784
                                                                  ---------          ---------       ---------

Other income (deductions):
    Interest and amortization of deferred debt
      expense - related parties (contractual interest
      of $3,252 at November 22, 1996)                                (2,597)            (3,918)         (3,566)
    Interest and amortization of deferred debt
      expense - other, net of interest income of
      $164, $237, and $895 at November 22,
      1996, February 2, 1996, and January 27,
      1995, respectively (contractual interest of
      $17,512 at November 22, 1996)                                 (14,892)           (22,987)        (19,581)
    Other, net                                                          625                299             529

                                                                    (16,864)           (26,606)        (22,618)


           Income (loss) before reorganization items,
               income taxes, and extraordinary item                     490            (76,801)         13,166

Reorganization items:
    Adjustments to fair value                                         3,765               --              --
    Professional fees and other                                      (2,589)              --              --
                                                                  ---------          ---------       ---------
           Income (loss) before income taxes
               and extraordinary item                                 1,666            (76,801)         13,166

Income tax (expense) benefit (note 7)                                (4,218)            27,157          (5,653)
                                                                  ---------          ---------       ---------
           (Loss) income before extraordinary item                   (2,552)           (49,644)          7,513

Extraordinary item - gain on debt discharge of $90,980
    before income taxes of $23,056 (notes 1 and 7)                   67,924               --              --
                                                                  ---------          ---------       ---------

           Net income (loss)                                      $  65,372            (49,644)          7,513
                                                                  =========          =========       =========



See accompanying notes to consolidated financial statements.

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES

            Consolidated Statements of Stockholder's Equity (Deficit)

             42-Week Period ended November 22, 1996 and Years ended
                      February 2, 1996 and January 27, 1995

                        (In thousands, except share data)

                                                                                                                              Total
                                                              Shares                           Additional    Retained  stockholders'
                                                     ------------------------      Common       paid-in      earnings        equity
                                                  Preconfirmation       New        stock        capital      (deficit)     (deficit)
                                                  ---------------       ---        -----        -------      ---------     ---------
Balance at January 28, 1994                               1,000          --     $     --          9,000       (60,427)      (51,427)
Net income                                                 --            --           --           --           7,513         7,513
                                                     ----------    ----------   ----------   ----------    ----------    ----------
Balance at January 27, 1995                               1,000          --           --          9,000       (52,914)      (43,914)

Net loss                                                   --            --           --           --         (49,644)      (49,644)
                                                     ----------    ----------   ----------   ----------    ----------    ----------
Balance at February 2, 1996                               1,000          --           --          9,000      (102,558)      (93,558)

Net income for 42-week period ended November 22,
    1996 (Preconfirmation)                                 --            --           --         65,372        65,372
Effect of reorganization:
    Elimination of accumulated deficit                     --            --           --         37,186        37,186
    Cancellation of predecessor shares                   (1,000)         --           --         (9,000)         --          (9,000)
    Issuance of new shares                                 --      10,000,000          100       22,016          --          22,116
                                                     ----------    ----------   ----------   ----------    ----------    ----------

Balance at November 22, 1996 (Post-Confirmation)           --      10,000,000   $      100       22,016          --          22,116
                                                     ==========    ==========   ==========   ==========    ==========    ==========


See accompanying notes to consolidated financial statements.

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

             42-Week Period ended November 22, 1996 and Years ended
                      February 2, 1996 and January 27, 1995

                                 (In thousands)

                                                                        42-Week
                                                                     Period ended              Years ended
                                                                     November 22,       February 2,    January 27,
                                                                         1996              1996           1995
                                                                         ----              ----           ----
Cash provided by operating activities:
    Net income (loss)                                                  $ 65,372         (49,644)          7,513
    Adjustments to reconcile net income (loss) to net
      cash provided by operations:
        (Recovery of) provision for asset write-downs
          and restructuring                                              (2,964)         40,623            --
        Gain on debt discharge                                          (90,980)           --              --
        Depreciation and amortization of property,
          plant, and equipment                                            6,936           8,713           8,652
        Provision for (recovery of) doubtful accounts                       293            --              (582)
        Amortization of intangible assets, goodwill,
          and deferred debt expense                                       1,516           5,459           2,635
        Amortization of discount on subordinated notes                       52              62              62
        Write-off of deferred debt expense 2,589 -                         --
        Provision for deferred taxes                                     31,578         (15,486)           (765)
        (Gain) loss on sale of property, plant, and
          equipment                                                        (292)             22            (238)
        Net adjustments in accounts for fair value                       (3,765)           --              --
        Changes in operating assets and liabilities before
          the effects of restructuring reclassifications:
            Trade accounts receivable and due from Parent               (13,011)          4,668            (841)
            Inventories                                                    (646)         12,071         (22,455)
            Prepaid expenses and other assets                            14,204         (13,495)          1,514
            Assets held for disposition                                  18,523            --              --
            Accounts payable                                             (3,928)           (725)             78
            Accrued payroll and related expenses                          4,408            (941)          2,695
            Other accrued expenses                                        1,469           6,390           4,645
            Due to Parent                                                  --              --            (2,030)
            Accruals relating to IRS examination                           --              --            (4,354)
                                                                       --------         --------       --------
               Net cash provided by (used in)
                  operating activities                                   31,354          (2,283)         (3,471)
                                                                       --------         --------       --------

Cash flows from investing activities:
    Proceeds from sale of property, plant, and equipment                    949             219             563
    Additions to property, plant, and equipment                          (3,248)        (13,887)         (8,478)
    Decrease (increase) in other assets                                    --             1,251            (711)
                                                                       --------         --------       --------
               Net cash used in investing activities                     (2,299)        (12,417)         (8,626)
                                                                       --------         --------       --------


                                                                     (Continued)

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                                 (In thousands)

                                                                        42-Week
                                                                     Period ended              Years ended
                                                                     November 22,       February 2,    January 27,
                                                                         1996              1996           1995
                                                                         ----              ----           ----
Cash flows from financing activities:
    Repayment of long-term debt                                       $(38,095)         (19,462)         (20,971)
    Proceeds from long-term debt                                          --             37,000             --
                                                                      --------         --------         --------
               Net cash (used in) provided by
                  financing activities                                 (38,095)          17,538          (20,971)
                                                                      --------         --------         --------

               Net (decrease) increase in cash and
                  cash equivalents (9,040)                               2,838          (33,068)

Cash and cash equivalents at beginning of year                          10,369            7,531           40,599
                                                                      --------         --------         --------

Cash and cash equivalents at end of year                              $  1,329           10,369            7,531
                                                                      ========         ========         ========

Supplemental disclosures - cash paid (received)
    during the year for:
      Income taxes                                                    $(16,835)           1,224            7,149
                                                                      ========         ========         ========


      Interest paid to related parties                                $    379            2,654            3,314
                                                                      ========         ========         ========

      Interest paid to others                                         $  7,632           16,309           17,046
                                                                      ========         ========         ========


See accompanying notes to consolidated financial statements.



                                                                     (Continued)
                                       F-8

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

            November 22, 1996, February 2, 1996, and January 27, 1995

                        (In thousands, except share data)


(1)    Reorganization and Emergence from Chapter 11
       --------------------------------------------

       On December 16, 1996 (the "Effective Date"), Ithaca Industries, Inc. (the "Company") emerged from Chapter 11 of the United States Bankruptcy Code ("Chapter 11") pursuant to the Prepackaged Chapter 11 Plan of Reorganization (the "Plan"), which was confirmed by The Bankruptcy Court on November 22, 1996 (the "Confirmation Date"). The Plan implemented a financial restructuring whereby approximately $125,000 ($124,625, net of original issue discount) of previously outstanding Senior Subordinated Notes (the "Notes") and related accrued interest, which were subject to settlement under the Plan were exchanged for approximately 10,000,000 shares of new common stock (the "Common Stock") issued by the Company in connection with the reorganization. Additionally, the Company's Credit Agreement was amended and restructured. The restructured long-term debt outstanding after consummation of the Plan is secured by substantially all of the assets of the Company. All previously outstanding common stock was canceled, annulled, and extinguished.

       Pursuant to the Plan, the Company's certificate of incorporation and bylaws were amended and restated in their entirety by the Amended and Restated Certificate of Incorporation (the "Certificate") and the Amended and Restated Bylaws (the "Bylaws") to provide, among other things, for the restructuring of the Company's equity capitalization under the Plan. As of the Effective Date of the Plan, the Company was authorized to issue 27,500,000 of the Company's $.01 par value, common stock of which an aggregate of 10,000,000 shares was issued and distributed pursuant to the Plan. An aggregate of 928,962 shares of common stock was reserved for issuance pursuant to the 1996 Long-Term Stock Incentive Plan (the "Stock Plan").

       The Company's Certificate authorized 2,500,000 shares of preferred stock with $.01 par value. The Board of Directors is authorized, upon two-thirds affirmative vote, to issue preferred stock subject to restrictions contained in the Amended and Restated Credit Agreement ("Amended Agreement" ), in one or more series, for any purpose permitted by law, and is authorized to fix the designations, power, rights, and preferences of the preferred stock. The Certificate provides that the Company will not issue any nonvoting equity securities to the extent prohibited by The Bankruptcy Code. The Certificate may be amended in accordance with applicable law to remove the prohibition.

       During fiscal 1996, the Company incurred covenant defaults under the Credit Agreement. In addition, the Company did not make the December 15, 1995 and June 15, 1996 scheduled interest payments due on the Notes or scheduled quarterly principal payments due under the Credit Agreement on January 31, April 30, and July 31, 1996. Gross profits decreased significantly during fiscal 1996 compared to fiscal 1995 due to lower sales volume and manufacturing cost increases which were not offset by price increases. As a result of these factors, on October 8, 1996 (the "Petition Date"), the Company filed a voluntary petition for relief under Chapter 11 in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Company filed the Plan to consummate a financial restructuring that had been negotiated by the Company, its Noteholders and parties to the Credit Agreement, and the sole shareholder of the Company's outstanding stock. The Company was operated as a debtor-in-possession subject to the supervision of the Bankruptcy Court until December 16, 1996.



                                                                     (Continued)
                                       F-9

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (In thousands, except share data)


       The Company continued to pay its trade creditors and other debt obligations in the ordinary course of business.

       Fresh-Start Reporting
       ---------------------

       For financial reporting purposes, the effective date of the Company's emergence from Chapter 11 was assumed to be November 22, 1996. In accordance with AICPA Statement of Position 90-7, FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE ("SOP 90-7"), the Company adopted "fresh-start reporting," including the terms of the Amended Agreement and reflected the effects of such adoption in the financial statements as of November 22, 1996. The Post-Confirmation balance sheet has been separated from the Preconfirmation balance sheet and prior period amounts by a bold line to signify that the balance sheet is that of a new reporting entry and has been prepared on a basis not comparable to prior periods.

       The reorganization value of the Company was determined by management utilizing several factors and various valuation methods, including discounted cash flows, cash flow multiple ratios, and other applicable ratios. Reorganization value generally approximates fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the entity after the restructuring. Based on information from parties-in-interest and from the Company's financial advisors, the total reorganization value of the Company was estimated to be $155,993.

       The estimated reorganization value of the Company was allocated to specific asset categories as follows:

               Current assets                           $     118,858
               Property and equipment                          35,647
               Other noncurrent assets                          1,488
                                                        -------------

                                                        $     155,993
                                                        =============

       The primary valuation methodology employed to determine the reorganization value of the Company was a net present value approach. The estimated unleveraged reorganization value of the Company was computed using a discounted cash flow analysis. This analysis included the present values of (i) the discounted projected free cash flows of the Company through fiscal year 1999, (ii) the discounted terminal value of the Company at the end of that 1999 fiscal year, and (iii) projected excess cash on hand at the Confirmation Date. For purposes of discounting values, a discount rate of 9.5% was utilized throughout the analysis. The terminal value was based upon a 3.5% growth factor in perpetuity with a 6% terminal discount rate.

       All payments and distributions required by the Plan to be made by the Company with respect to prepetition claims against the Company have been made or provided for in the accompanying consolidated balance sheet at November 22, 1996, and no further material recourse to the Company is available to any person with respect to any prepetition claims.



                                                                     (Continued)
                                      F-10

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (In thousands, except share data)


       The effect of the Plan and the implementation of Fresh-Start Reporting for the Company's consolidated balance sheet as of November 22, 1996 was as follows:

                                                         Pre-Fresh Start    Adjustments                       Fresh Start
                                                          balance sheet    to record the                     balance sheet
                                                          November 22,        Plan at         Fair value     November 22,
                                                              1996        confirmation(a)   adjustments(b)       1996
                                                              ----        ---------------   --------------       ----
Cash                                                     $   1,329              --                --              1,329
Other current assets                                       117,802           (13,549)           13,276          117,529

Property, plant, and equipment                             139,026              --            (103,379)          35,647
Accumulated depreciation                                   (89,876)             --              89,876             --
                                                         ---------         ---------         ---------        ---------
       Net property, plant, and equipment                   49,150              --             (13,503)          35,647
                                                         ---------         ---------         ---------        ---------

Other long-term assets                                       1,035              --                --              1,035
Other intangible assets                                      3,042            (2,589)             --                453
                                                         ---------         ---------         ---------        ---------

                                                         $ 172,358           (16,138)             (227)         155,993
                                                         =========         =========         =========        =========

Bank Credit Agreements $                                   202,016          (201,881)             --                135
Other current liabilities                                   55,847            (8,723)           (3,992)          43,132
Long-term debt                                                --              77,255              --             77,255
Noncurrent deferred income taxes                             6,651             5,198             1,506           13,355
Stockholders' equity (deficit)                             (92,156)          112,013             2,259 (c)       22,116
                                                         ---------         ---------         ---------        ---------

                                                         $ 172,358           (16,138)             (227)         155,993
                                                         =========         =========         =========        =========

(a) To record the forgiveness of the notes, the issuance of common stock, and the related income tax effects pursuant to the Plan.
(b) To record the adjustments to assets and liabilities to their estimated fair value.
(c) Net adjustment to equity consists of net fair value adjustments of $3,765 less related income tax effects of $1,506.

       The Company adopted Fresh-Start Reporting because holders of existing voting shares before filing and confirmation of the Plan received less than 50% of the voting shares of the emerging entity and its reorganization value was less than its post-petition liabilities and allowed claims. The adjustments to reflect the consummation of the Plan, include the pretax gain on debt discharge of $90,980 (principally accrued interest and principal of the notes) and the adjustment of $3,765 to record assets and liabilities at their estimated fair values, have been reflected in the accompanying consolidated statements of operations for the 42-week period ended November 22, 1996. Deferred taxes of approximately $23,056 were provided as a result of the debt discharge and the resulting reductions to the tax bases of assets in accordance with
       Section 108 of the Internal Revenue Code.

(2)    Summary of Significant Accounting Policies and Practices
       --------------------------------------------------------

       (a)   Description of Business and Basis of Presentation
             -------------------------------------------------

             The Company is a designer, marketer, and manufacturer of private-label women's and girls' underwear, men's and boys' underwear, hosiery, and T-shirt products, operating distribution and manufacturing facilities in the Southeastern United States and off-shore manufacturing facilities in Central America. Additionally, the Company sources some of its production from various contractors worldwide. The Company markets its products through a wide range of national and regional retail distribution channels, including discount stores, department stores, specialty stores, drug stores, and supermarkets. The majority of the Company's raw materials are readily available and are not dependent upon a single supplier.


                                                                     (Continued)
                                      F-11

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (In thousands, except share data)


       (b)   Principles of Consolidation
             ---------------------------

             These consolidated financial statements include the financial statements of Ithaca Industries, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

       (c)   Cash and Cash Equivalents
             -------------------------

             Cash balances at year-end reflect short-term interest-bearing deposits, net of outstanding checks. Cash balances also include overdraft amounts for which the right of offset with other accounts exists. For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an initial maturity of three months or less to be cash equivalents. Cash and cash equivalents include interest-earning deposits of $1,329, $10,369, and $7,531 at November 22, 1996, February 2, 1996,
             and January 27, 1995, respectively.

        (d)  Inventories
             -----------

             Inventories consist of raw materials, work in process, and finished goods relating to manufacturing operations and are valued at the lower of cost or market with cost determined using the last-in, first-out (LIFO) basis.

        (e)  Property, Plant, and Equipment
             ------------------------------

             Property, plant, and equipment are stated at cost. Upon emergence from Chapter 11, the Company adopted Fresh-Start Reporting effective November 22, 1996 and, accordingly, all property, plant, and equipment was restated to its estimated fair value and historical accumulated depreciation was eliminated. Depreciation and amortization expense of plant and equipment is calculated using the straight-line method over the estimated remaining useful lives of the assets as follows:

                  Buildings                                 25 - 30 years
                  Property improvements                      5 - 10 years
                  Machinery and equipment                     3 - 8 years
                  Vehicles                                        3 years

        (f)  Intangibles
             -----------

             Patents, license agreements, and leasehold intangible assets are amortized over their respective remaining terms. On an ongoing basis, management reviews the valuation and amortization of intangible assets. As part of the review, management estimates fair values based upon recent historical results and expected future results, taking into consideration events or circumstances which might affect their fair values. As of November 22, 1996, management does not consider the unamortized balances of the intangible assets as being impaired.



                                                                     (Continued)
                                      F-12

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (In thousands, except share data)


             Deferred debt expenses are amortized over the lives of the loans to which the expenses relate. As a result of the adoption of Fresh-Start Reporting and the related restructuring of the Credit Agreement, the unamortized balance of deferred debt expense was included in reorganization expense for the 42-week period ended November 22, 1996.

       (g)   Revenue Recognition
             -------------------

             Sales are recognized at the time the related goods are shipped.

       (h)   Income Taxes
             ------------

             Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

             Prior to its emergence from Chapter 11, the Company was included in an affiliated group and the Company's Federal taxable income was included in such group's consolidated tax return. Pursuant to a tax sharing agreement with the Parent, the Company recognized income tax expense or benefit as if it were to file separate Federal, state, or local income tax returns. The Company entered into the Intercompany Compromise and Settlement Agreement which included a provision that terminated the tax sharing agreement effective November 22, 1996.

       (i)   Stock Option Plan
             -----------------

             Effective November 22, 1996 with the adoption of its stock option plan, the Company elected to account for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On November 22, 1996, the Company adopted Statement of Financial Accounting Standards No. 123 (SFAS No. 123), ACCOUNTING FOR STOCK-BASED COMPENSATION, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in future years as if the fair-value based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.



                                                                     (Continued)
                                      F-13

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (In thousands, except share data)


       (j)   Fiscal Year
             -----------

             The Company's fiscal year ends on the last Saturday closest to the end of January. The results of operations for November 22, 1996 reflect a 42-week period. The results of operations for 1996 reflect a 53-week period (fiscal 1996), and the results for 1995 reflect a 52-week period (fiscal 1995).

       (k)   Reclassifications
             -----------------

             Certain reclassifications were made to February 2, 1996 and January 27, 1995 amounts to conform to November 22, 1996 classifications.

       (l)   Use of Estimates
             ----------------

             Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(3)    Inventories
       -----------

       Inventories consist of the following:

                                                         Post-confirmation          Preconfirmation
                                                           November 22,        February 2,   January 27,
                                                               1996               1996          1995
                                                               ----               ----          ----

Raw materials and supplies                                   $ 16,375           24,676         34,622
Work-in-process                                                15,937           16,882         17,606
Finished goods                                                 42,030           53,962         52,997
                                                               ------           ------         ------
                                                               74,342           95,520        105,225
Less excess of FIFO over LIFO cost                                -             10,474          8,108
Less inventory included in assets held for
   disposition, net (note 13)                                   5,636           28,967            -
                                                                -----           ------            -

                                                             $ 68,706           56,079         97,117
                                                               ======           ======         ======


       Upon adoption of Fresh-Start Reporting at November 22, 1996, the excess of first-in, first-out (FIFO) over LIFO cost is equal to zero as inventories were restated to their fair value. The adjustment has been included in fair value adjustments in note 1.

       During the period ended November 22, 1996 and the year ended February 2, 1996, LIFO inventory layers were liquidated. This reduction resulted in charging lower inventory costs prevailing in previous years to cost of goods sold, thus reducing cost of sales by $1,367 and $271, respectively, which is lower than the amount that would have resulted from replacing the liquidated inventory at end of year prices.



                                                                     (Continued)
                                      F-14

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (In thousands, except share data)


(4)    Property, Plant, and Equipment
       ------------------------------

       Property, plant, and equipment consist of the following:

                                                         Post-confirmation          Preconfirmation
                                                           November 22,        February 2,   January 27,
                                                               1996               1996          1995
                                                               ----               ----          ----
Land                                                          $  1,306            2,936         2,410
Buildings and improvements                                      18,295           55,838        45,976
Machinery and equipment                                         15,580           85,821        81,993
Vehicles                                                           104              428           460
Construction in progress                                           566              241         2,588
                                                              --------         --------      --------
                                                                35,851          145,264       133,427
Less accumulated depreciation and amortization                    --             84,941        78,038
Less property, plant, and equipment included in
   assets held for disposition (note 12)                           204            6,028          --
                                                              --------         --------      --------

                                                              $ 35,647           54,295        55,389
                                                              ========         ========      ========


(5)    Intangible Assets
       -----------------

       Intangible assets consist of the following (note 13):


                                                        Gross                                        Net
                                                        amount            Amortization             amount
                                                        ------            ------------             ------
November 22, 1996 - Post-Confirmation                  $   453                  --                     453
                                                       =======               =======               =======

February 2, 1996:
    Patents                                            $11,860                10,955                   905
    Value of work force in place                         7,946                 7,946                  --
    Licensing agreement                                  3,669                 3,669                  --
                                                       -------               -------               -------

                                                       $23,475                22,570                   905
                                                       =======               =======               =======

January 27, 1995:
    Patents                                            $11,860                10,412                 1,448
    Value of work force in place                         7,946                 6,096                 1,850
    Licensing agreement                                  3,669                 2,508                 1,161
                                                       -------               -------               -------

                                                       $23,475                19,016                 4,459
                                                       =======               =======               =======



                                                                     (Continued)
                                      F-15

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (In thousands, except share data)


(6)    Long-Term Debt
       --------------

       A summary of long-term debt follows:

                                                          Post-confirmation         Preconfirmation
                                                            November 22,       February 2,   January 27,
                                                                1996              1996          1995
                                                                ----              ----          ----
Borrowings under credit agreements:
   Revolving credit facility:
     Base rate loans                                         $ 22,185              --             --
     LIBOR-based loans                                           --              37,000           --
   Term loans:
     Base rate loans                                           55,000              --             --
     LIBOR-based loans                                           --              77,771         96,072
Senior Subordinated Notes, due 2002 with interest
   payable quarterly at 11.125%, net of unamortized
   original issue discount of $375, $427, and $489               --             124,573        124,511
9.0% to 10.5% notes, maturing through 1998                        205               714          1,875
                                                             --------          --------       --------
                                                               77,390           240,058        222,458
Less current installments of long-term debt                       135           240,058            639
                                                             --------          --------       --------

                                                             $ 77,255              --          221,819
                                                             ========          ========       ========


       Pursuant to the Plan, the Credit Agreement was amended and restated and the Notes were canceled and exchanged for all of the Company's outstanding capital stock on the Effective Date. The following is a summary description of the Amended and Restated Credit Agreement ("Amended Agreement") issued on the Effective Date.

       REVOLVING CREDIT COMMITMENT

       The total Revolving Credit Commitment ("Revolving Loan") under the Amended Agreement is $77,200 which is inclusive of (i) any outstanding unpaid balance of prepetition revolving credit loans and post-petition debtor-in-possession financing, (ii) $22,185 transferred from the Preconfirmation term loan balance, and (iii) a $25,000 letter of credit subfacility. For a 30-day period beginning in May and December of each year, commitments under the revolving loan are reduced to $63 million and $68 million, respectively.

       The total outstanding Revolving Loan including letters of credit may not exceed a borrowing base determined by specified percentages of eligible accounts receivable and inventory as defined by the Amended Agreement. A commitment fee of 0.5% of the unused Revolving Loan is due each year. A letter of credit fee of 2.5% per annum of the daily stated amount of all letters of credit and facing fees of 1/4 of 1% per annum of the daily stated amount of all standby and trade letters of credit is payable quarterly in arrears. The Revolving Credit Commitment expires August 31, 1999.

       At November 22, 1996, there was $22,185 outstanding under the Revolving Loan provisions and $8,997 issued under the trade and standby letters of credit provision of the Amended Agreement. The total availability as calculated under the provisions of the Amended Agreement at November 22, 1996 was $41,347.



                                                                     (Continued)
                                      F-16

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (In thousands, except share data)


       TERM LOAN COMMITMENT

       The total Term Loan Commitment ("Term Loan") under the Amended Agreement is $55,000 which is payable in yearly installments of $2,000 on January 31, 1997; $5,000 on January 31, 1998; $4,000 on January 31, 1999; and
       $44,000 on August 31, 1999. At November 22, 1996, $2,000 of the
       outstanding term loan balance has been excluded from current installments of long-term debt as this amount could be repaid using the Revolving Loan.

       The Term Loan contains mandatory prepayment provisions which require that certain excess cash flows, proceeds from the sale of discontinued operations, other proceeds outside the ordinary course of business, and tax refunds as defined must be used to pay down the outstanding term loan balance in reverse order of maturity. Once repaid, Term Loans may not be reborrowed. The Term Loan Commitment expires August 31, 1999.

       At November 22, 1996, there was $55,000 outstanding under the Term Loan provisions of the Amended Agreement.

       Except in certain limited circumstances, the Revolving Loan and the Term Loan will bear interest at 150 basis points above the base rate which is defined as the higher of (i) 1/2 of 1% in excess of the adjusted certificate of deposit rate, (ii) the prime lending rate, and (iii) 1/2 of 1% in excess of the overnight federal funds rate. Interest is due in arrears on the last day of each month. The interest rate is subject to cumulative increases in the event the Company (i) does not achieve certain earnings before interest taxes and depreciation (EBITDA) targets or (ii) fails to make annual principal payments, other than regularly scheduled term loan amortization payments, of at least $5,000. In addition, default interest is payable at the base rate plus 2%.

       Borrowings under the Amended Agreement are secured by a lien against all assets of the Company and subsidiaries. The Amended Agreement contains certain financial and nonfinancial covenants. As of November 22, 1996, the Company was in compliance with all such covenants.

       Prior to its amendment and restatement, the Credit Agreement had a revolving credit facility (the "Facility") which provided for availability of $65 million until October 31, 1998. The entire amount outstanding under the Credit Agreement was to mature on October 31, 1998. Advances under the Facility were not to exceed a borrowing base determined by specific percentages of eligible accounts receivable and inventories (each as defined in the Credit Agreement). A commitment fee of 0.5% per annum was required on all unused amounts under the Facility. The Company had a rate protection agreement which limited the base interest rate payable on the first $25 million outstanding term loan principal to 7.5% through December 21, 1995. At February 2, 1996, installments totaling approximately $240,058 were classified as current as these amounts were in default under the Credit Agreement.



                                                                     (Continued)
                                      F-17

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (In thousands, except share data)


       Borrowings under the Credit Agreement, at the Company's option, were either base rate loans or LIBOR (London Interbank Offered Rate) based loans. Base rate loans bear interest at the lenders' prime rate (8.25% at February 2, 1996 and November 22, 1996) of interest plus 1.5%. LIBOR-based loans bear interest at the LIBOR rate of 5.375% at February 2, 1996 plus 2.75%.

       Borrowings under the Credit Agreement were secured by a pledge of all securities owned by the Company and a security interest in all the Company's tangible and intangible assets.

       Interest on the Notes was payable semiannually on each June 15 and December 15, commencing December 15, 1992. Prior to the conversion of the Notes to equity interests pursuant to the Plan, approximately $24,625 and $24,573 of the Notes were held by related parties at November 22, 1996 and February 2, 1996, respectively, and are included in related party liabilities on the accompanying consolidated balance sheets.

(7)    Income Taxes
       ------------

       Components of income tax (expense) benefit consist of:

                                                  Current    Deferred      Total
                                                  -------    --------      -----
42-week period ended November 22, 1996:
    Federal                                    $    3,113      (7,042)     (3,929)
    State                                           1,191      (1,480)       (289)
                                                    -----      ------        ----

                                               $    4,304      (8,522)     (4,218)
                                                    =====      ======      ======
Year ended February 2, 1996:
    Federal                                    $   10,302      13,639      23,941
    State                                           1,369       1,847       3,216
                                                    -----       -----       -----

                                               $   11,671      15,486      27,157
                                                   ======      ======      ======
Year ended January 27, 1995:
    Federal                                    $   (4,751)        167      (4,584)
    State                                          (1,106)         37      (1,069)
                                                    -----       -----       -----

                                               $   (5,857)        204      (5,653)
                                                   ======      ======      ======



                                                                     (Continued)
                                      F-18

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (In thousands, except share data)


Income tax benefit (expense) for the 42-week period ended November 22, 1996 and the years ended February 2, 1996 and January 27, 1995 amounted to $4,218, $(27,157), and $5,653, an effective rate of 253.0%, 35.3%, and 42.9%, respectively, which differs from the "expected" income tax expense (computed by applying the U.S. Federal corporate income tax rate of 35% for the 42-week period ended November 22, 1996, fiscal 1996, and fiscal 1995 to income (loss) before income taxes and extraordinary item) as follows:

                                                                  42-week
                                                               period ended          Years ended
                                                               November 22,    February 2,  January 27,
                                                                   1996           1996         1995
                                                                   ----           ----         ----
Computed "expected" income tax benefit (expense)                 $   (583)       26,881       (4,610)
State and local taxes, net of Federal
    income tax benefit                                                (45)        2,090         (695)
Amortization of intangible assets -                                (1,632)          (64)
Nondeductible expenses relating to bankruptcy                        (744)         --           --
Provision for resolution of tax audits and adjustments
    to refund receivable                                           (2,727)         --           --
Other, net                                                           (119)         (182)        (284)
                                                                 --------      --------     --------

                                                                 $ (4,218)       27,157       (5,653)
                                                                 ========      ========     ========

       The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at November 22, 1996, February 2, 1996, and January 27, 1995 are presented below:


                                                         Post-confirmation          Preconfirmation
                                                           November 22,        February 2,   January 27,
                                                               1996               1996          1995
                                                               ----               ----          ----
Deferred tax assets:
    Nondeductible accruals                                   $  3,927              9,036          3,050
    Restructuring related reserves and write-downs
      of inventory, receivables, and property, plant,
      and equipment                                             2,199              9,049           --
    Inventory write-downs                                       1,387                718            393
    Interest on IRS settlement                                   --                 --              173
    Accounts receivable reserves and allowances                  --                  291            353
    State taxes                                                  --                  749            613
    Other                                                        --                  369            354
                                                             --------           --------       --------
         Deferred tax assets                                    7,513             20,212          4,936
                                                             --------           --------       --------

Deferred tax liabilities:
    Plant and equipment                                       (14,258)            (7,204)        (7,414)
    Accounts receivable                                        (2,914)              --             --
    Inventory                                                  (7,989)              --             --
    Other                                                        (922)              --             --
                                                             --------           --------       --------
      Deferred tax liabilities                                (26,083)            (7,204)        (7,414)
                                                             --------           --------       --------

         Net deferred tax asset (liability)                  $(18,570)            13,008         (2,478)
                                                             ========           ========       ========


       In fiscal 1993, the Company paid approximately $1,600 in partial settlement of an Internal Revenue Service audit which proposed the disallowance of amortization of certain intangible assets. In fiscal 1995, the audit was settled with a final payment of approximately $1,600.

                                                                     (Continued)
                                      F-19

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (In thousands, except share data)


 (8)   Related Party Transactions
       --------------------------

       During the period ended November 22, 1996 and the years ended February 2, 1996 and January 27, 1995, the Company engaged in transactions with related parties, including reimbursement for (income) expenses incurred on behalf of the former Parent company of approximately $(299), $325, and $2,390, respectively, with a balance receivable of $305, $604, and $926 at November 22, 1996; February 2, 1996; and January 27, 1995, respectively.

       The Company also licensed certain trademarks from an affiliate under terms and conditions consistent within the industry. Royalties paid to the affiliate totaled $175 in fiscal 1995. No royalty payments were made to the affiliate in fiscal 1996 or the 42-week period ended November 22, 1996.

       In connection with the Chapter 11 filing, the equity interests of the former Parent were canceled, extinguished, and annulled. Additionally, the Company entered into the Intercompany Compromise and Settlement Agreement as of the Effective Date which included a provision to terminate the license agreement.

 (9)   Credit Concentrations
       ---------------------

       Most of the Company's sales are concentrated with national retailers. For the 42-week period ended November 22, 1996, one customer individually accounted for 47% of net sales. For the years ended February 2, 1996 and January 27, 1995, two customers accounted for 42% and 11% and 44% and 13% of net sales, respectively.

       At November 22, 1996, February 2, 1996, and January 27, 1995, the Company had $1,938, $2,935, and $4,634, respectively, of trade accounts receivable due from customers that are believed to be moderate to high credit risks. These accounts have been factored under a nonrecourse non-notification factoring arrangement which reduces the credit risk to the Company subject to performance by the factor. Management anticipates the factor will be able to fulfill its obligations if required.

(10)   Fair Value of Financial Instruments
       -----------------------------------

       At November 22, 1996, the fair value of the Company's debt is equal to the carrying amount as it was subject to restructuring. At February 2, 1996 and January 27, 1995, the fair value of the Company's long-term debt is estimated based on the most recent trading prices offered for the Company's debt. The carrying amounts and estimated fair values of the Company's long-term debt are as follows:

                                                                  Preconfirmation
                                                  --------------------------------------------
                                                     February 2, 1996       January 27, 1995
                                                  ----------------------   -------------------
                                                    Carrying      Fair     Carrying     Fair
                                                     amount       value     amount      value
                                                     ------       -----     ------      -----
Long-term debt:
   Revolving credit facility                      $ (37,000)    (37,000)       -          -
   Term loans                                       (77,771)    (72,716)    (96,072)  (96,072)
   Senior subordinated notes                       (124,573)    (56,250)   (124,511) (117,500)
   Other long-term borrowings                          (714)       (714)     (1,875)   (1,875)



                                                                     (Continued)
                                      F-20

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (In thousands, except share data)


       The carrying value of all other financial instruments in the consolidated balance sheets equals or approximates their fair value.

(11)   Commitments and Other Matters
       -----------------------------

       The Company leases certain equipment and warehousing facilities under operating leases expiring at various dates through 2010. Total rent expense under these leases amounted to approximately $3,881, $3,414, and $3,798 for the period ended November 22, 1996 and the years ended February 2, 1996 and January 27, 1995, respectively. In addition, the Company is responsible for payment of applicable real estate taxes, insurance, and maintenance expenses.

       At November 22, 1996, future minimum annual rentals under these leases are as follows:


Fiscal years ending in:
-----------------------
      1997                                                  $     4,594
      1998                                                        2,769
      1999                                                        2,220
      2000                                                        1,479
      2001                                                        1,008
      Thereafter                                                  1,014
                                                            -----------
                                                            $    13,084
                                                            ===========

       The Company has royalty agreements for certain licensed products. The total royalty expense under these agreements amounted to approximately $479, $2,541, and $2,644 for the 42-week period ended November 22, 1996 and the years ended February 2, 1996 and January 27, 1995, respectively. At November 22, 1996, the future minimum royalty expense for the fiscal year ending in 1997 will be approximately $642.

(12)   Employee Benefit Plans
       ----------------------

       The Company has an incentive compensation plan under which certain employees may receive discretionary bonus awards from a bonus pool calculated based on a specified percentage of operating income, as defined. The Board of Directors may override the calculations with additional bonus amounts at its discretion. Bonus amounts expensed under these arrangements for the year ended January 27, 1995 was approximately $1,310. No bonuses were accrued for the year ended February 2, 1996. Bonus amounts expensed for the 42-week period ended November 22, 1996 were $1,740.

       On the Effective Date, the Company adopted a stock option plan pursuant to which the Company's Board of Directors may grant stock options to officers and key employees. The Stock Plan authorizes grants of options of up to 928,962 shares of authorized but unissued common stock. Stock options may be granted at an exercise price equal to or less than fair market value as stipulated in the applicable award agreement. Excluding a grant of 109,290 options to certain outside consultants, 50% of the total options available have three-year terms and one-third of these options vest and become fully exercisable annually.


                                                                     (Continued)

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (In thousands, except share data)


       The remaining 50% of the options available are performance based and are awarded based upon the achievement of certain performance targets for each of the next three years. Up to one-third of the total performance options granted are eligible for vesting annually. At November 22, 1996, no stock options had been granted.

       The Company maintains a medical benefits plan and trust which covers substantially all employees of the Company. The plan is funded currently by contributions from the Company and employees based on anticipated claim costs. Company contributions to the plan were $5,604, $8,585, and $9,544 for the 42-week period ended November 22, 1996 and the years ended February 2, 1996 and January 27, 1995, respectively. Net assets available for plan benefits held in trust were $735 at November 22, 1996; $605 at February 2, 1996; and $78 at January 27, 1995.

       The Company sponsors a defined contribution retirement plan for its employees. Company contributions are based upon a percentage of the employees' contributions. Contributions and administrative expenses incurred by the Company on behalf of the plan totaled approximately $319, $456, and $473 for the 42-week period ended November 22, 1996 and the years ended February 2, 1996 and January 27, 1995, respectively.

(13)   Restructuring
       -------------

       In the third quarter of fiscal 1996, in response to operating losses resulting from decreasing sales as well as high manufacturing and distribution costs, the Company initiated a restructuring plan to improve operating performance and reduce costs. In connection with this plan, the Company recorded charges totaling $51,591 ($33,379 after related income tax benefits), of which $14,153 ($9,157 net of income tax benefits), and $37,438 ($24,222 net of income tax benefits) were charged to operating expenses in the third and fourth quarters of fiscal 1996, respectively. Such charges related to (i) the closing and consolidation of certain manufacturing and distribution facilities; (ii) the write-down of certain equipment associated with closed facilities to net realizable value;
       (iii) the write-off and establishment of reserves to reduce inventory and accounts receivable to estimated net realizable value for amounts associated with customers, product lines, and specific products that the Company elected to discontinue manufacturing and distributing; (iv) severance and other costs associated with plant closures and overhead reductions resulting from a total domestic work force reduction in fiscal 1996 and the 42-week period ended November 22, 1996 of approximately two thousand six hundred employees, of which approximately one thousand one hundred and one thousand five hundred had occurred during fiscal 1996 and the 42-week period ended November 22, 1996, respectively; and (v) the write-off of certain impaired intangible assets, principally deferred debt expense of $2,672 and goodwill of $2,395. As of November 22, 1996 and February 2, 1996, assets held for disposition consist of the following:

                                                                      Post-confirmation     Preconfirmation
                                                                          November 22,        February 2,
                                                                           1997                  1996
                                                                           ----                  ----
Trade accounts receivable, net of estimated reserve of $2,176
    at February 2, 1996                                                    $   -                 3,824
Property, plant, and equipment, net of estimated reserve of $4,228
    at February 2, 1996                                                        204               1,800
Inventory, net of obsolescence reserve of $17,452 and allocated
    LIFO reserve of $1,033 at February 2, 1996                               2,541              11,515
                                                                             -----              ------

                                                                           $ 2,745              17,139
                                                                             =====              ======

                                                                     (Continued)

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        (In thousands, except share data)


       The reserves reflect management estimates of the recoverability of the related assets.

(14)   Quarterly Financial Data (Unaudited)
       ------------------------------------

                                                        First       Second        Third       Fourth
                                                       quarter      quarter      quarter     quarter/a/
                                                       -------      -------      -------     ----------
42-week period ended November 22, 1996:
    Net sales                                        $  97,619       78,883       98,624      22,477
    Gross profit                                        12,691       11,707       13,367       4,295
    Provision for asset write-
      downs and restructuring                             --         (2,964)        --          --
    Net income (loss)                                   (1,302)         641       (1,303)     67,336

Year ended 1996:
    Net sales                                        $  93,661      101,688      111,521      91,949
    Gross profit                                        16,856       13,664       12,227       2,135
    Provision for asset write-
           downs and restructuring                        --           --        (14,153)    (37,438)
    Net income (loss)                                      110       (1,907)     (11,840)    (36,007)

Year ended 1995:
    Net sales                                        $ 104,632      101,523      115,192      93,453
    Gross profit                                        18,580       18,188       20,837      15,254
    Net income                                           2,000        1,977        3,206         330


/a/Results reflect three-week period ended November 22, 1996.

================================================================================

     NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                    ---------------------------

                         TABLE OF CONTENTS

                                                               PAGE

Additional Information.....................................       3
Prospectus Summary.........................................       4
The Company...............................................        4
Risk Factors...............................................       7
Use of Proceeds...........................................       11
Dividend Policy...........................................       11
Market for the Common Stock ...............................      11
Capitalization............................................       12
Unaudited Pro Forma Financial
    Information ..........................................       14
Selected Financial Data...................................       16
Management's Discussion
     Analysis of Financial Condition
     and Results of Operations............................       18
Business..................................................       24
Directors and Management..................................       28
Description of Capital Stock..............................       38
Selling Stockholders......................................       43
Plan of Distribution......................................       44
Legal Matters.............................................       45
Experts...................................................       45
Index to Financial Statements................................   F-1

                    ---------------------------


     UNTIL _____________ (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS.

================================================================================


                                10,109,290 SHARES






                             ITHACA INDUSTRIES, INC.

                                  COMMON STOCK



                                  ------------
                                   PROSPECTUS
                                  ------------









                                             , 1997
                              ----------- ---



================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the various expenses in connection with the sale and distribution of the Shares being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Commission registration fee and NASD filing fee.


Commission registration fee..........................................      100
Legal fees and expenses..............................................   50,000
Accounting fees and expenses.........................................   30,000
Miscellaneous........................................................   10,000
                                                                      --------

    Total............................................................ $ 90,100
                                                                      ========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a "Derivative Action")), if the relevant party acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of Derivative Actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification had been found liable to the corporation. The Statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

           Section 8.1 of the Certificate and Article 8.1 of the By-Laws of the registrant calls for indemnification to the full extent permitted under Delaware law as from time to time in effect. Subject to any restrictions imposed by Delaware law, the By-Laws provide a right to indemnification for expenses (including attorneys' fees and disbursements, judgments, fines, excise taxes, penalties, amounts paid in settlement, charges and costs) actually and reasonably incurred or suffered by any person in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (including, to the extent permitted by law, any Derivative Action) by reason of the fact that such person is or was serving as a director or officer of the registrant or that, being or having been a director or officer or an employee of the registrant, such person is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including an employee benefit plan. The By-Laws also provide that the registrant may, by action of its Board of Directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the laws of Delaware, the Certificate and Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


ITEM 15.  RECENT SALES OF UNREGISTERED SELLING STOCKHOLDERS.

           10,000,000 Shares of Common Stock were issued in reliance upon the exemption provided by Section 4(2) of the Securities Act.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE
           (Defined terms are used herein as defined in the Prospectus.)


EXHIBIT NO.        DESCRIPTION OF EXHIBITS
-----------        -----------------------

   2.1 Plan of Reorganization (incorporated by reference to Exhibit A of Exhibit 2.1 to the Company's Form 8-K, dated September 3, 1996.)

   2.2             Modification of the Plan of Reorganization

   2.3             Second Modification of the Plan of Reorganization

   3.1             Amended and Restated Certificate of Incorporation

   3.2             By-Laws (incorporated by reference to Exhibit F of Exhibit
                   2.1 to the Company's Form 8-K, dated September 3, 1996.)

   4 Registration Rights Agreement (incorporated by reference to Exhibit H of Exhibit 2.1 to the Company's Form 8-K, dated September 3, 1996.)

   5               Opinion of Paul, Weiss, Rifkind, Wharton & Garrison re:
                   legality

   10.1 Credit Agreement (Exhibit P of which is incorporated by reference to Exhibit 99.1 to the Company's Form 10-K, dated May 17, 1996, and Exhibit Q is included in Item 2.1

   10.2 LTIP (incorporated by reference to Exhibit I of Exhibit 2.1 to the Company's Form 8-K, dated September 3, 1996.)

   10.3            Management Agreement

EXHIBIT NO.        DESCRIPTION OF EXHIBITS
-----------        -----------------------

   10.4            Employment Agreement of Jim D. Waller

   21              List of Subsidiaries of the Company

   23.1 Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in item 5)

   23.2            Consent of KPMG Peat Marwick LLP

   27 Financial Data Schedule for the 42-week period ended November 22, 1996 and the fiscal year ended February 2, 1996



-----------


FINANCIAL STATEMENT SCHEDULE:

                                                                                    Page
                                                                                    ----
Schedule II       Valuation and Qualifying Accounts--42-week period ended            S-1
                  November 22, 1996 - Preconfirmation and years ended February 2,
                  1996 and January 27, 1995.



ITEM 17.  UNDERTAKINGS

           The undersigned Registrant hereby undertakes:

           1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                   (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                 (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

           2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wilkesboro, North Carolina, on this 17th day of March, 1997.

                                  ITHACA INDUSTRIES, INC.


                                  By:    /s/ Eric N. Hoyle
                                      ----------------------------
                                      Eric N. Hoyle
                                      (Secretary, Chief Financial and
                                      Accounting Officer)

      We, the undersigned officers and directors of Ithaca Industries, Inc., hereby severally constitute Jim D. Waller, and Eric N. Hoyle, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments, including post-effective amendments, to this Registration Statement, and generally do all such things in our name and on our behalf in such capacities to enable Ithaca Industries, Inc. to comply with the applicable provisions of the Securities Act of 1933, as amended, and all requirements of the Securities Exchange Commission, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys, or either of them, to any and all such amendments.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       SIGNATURE                     TITLE                          DATE
       ---------                     -----                          ----

                                 Chairman, Chief               March 17, 1997
   /s/Jim D. Waller              Executive Officer,
----------------------
     Jim D. Waller               President and Director

 /s/Walter J. Branson            Director                      March 12, 1997
----------------------
   Walter J. Branson

   /s/Marvin B. Crow             Director                      March 17, 1997
----------------------
    Marvin B. Crow

  /s/Francis Goldwyn             Director                      March 14, 1997
----------------------
    Francis Goldwyn

  /s/Morton E. Handel            Director                      March 11, 1997
----------------------
   Morton E. Handel

 /s/David N. Weinstein           Director                      March 17 , 1997
-----------------------
  David N. Weinstein

 /s/James A. Williams            Director                      March 17, 1997
----------------------
   James A. Williams

                                                                     Schedule II
                                                                     -----------

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES

                        Valuation and Qualifying Accounts

            42-Week Period ended November 22, 1996, Preconfirmation,
              and Years ended February 2, 1996 and January 27, 1995


                                                             Balance at     Charged to                 Balance at
                                                             beginning       cost and                    end of
                    Description                                of year       expenses     Deductions   year/period
                    -----------                                -------       --------     ----------   -----------
42-week period ended November 22, 1996,
   Preconfirmation :
     Allowance for doubtful accounts                        $1,215,000        333,724         40,428     1,508,296
     Provision for discounts                                    99,178      1,925,578      2,019,996         4,760
     Provision for claims and allowances                     1,255,602      4,579,938      4,590,803     1,244,737
                                                            ----------     ----------     ----------    ----------

           Total                                            $2,569,780      6,839,240      6,651,227     2,757,793
                                                            ==========     ==========     ==========    ==========

Year ended February 2, 1996:
   Allowance for doubtful accounts                          $1,215,000         54,965         54,965     1,215,000
   Provision for discounts                                     146,974      2,776,842      2,824,638        99,178
   Provision for claims and allowances                       1,373,208      6,530,524      6,648,130     1,255,602
                                                            ----------     ----------     ----------    ----------

           Total                                            $2,735,182      9,362,331      9,527,733     2,569,780
                                                            ==========     ==========     ==========    ==========

Year ended January 27, 1995:
   Allowance for doubtful accounts                          $1,797,344       (528,547)        53,797     1,215,000
   Provision for discounts                                     269,658      2,937,297      3,059,981       146,974
   Provision for claims and allowances                       1,061,451      5,575,020      5,263,263     1,373,208
                                                            ----------     ----------     ----------    ----------

           Total                                            $3,128,453      7,983,770      8,377,041     2,735,182
                                                            ==========     ==========     ==========    ==========

                                  EXHIBIT INDEX
                                  -------------


EXHIBIT NO.        DESCRIPTION OF EXHIBITS
-----------        -----------------------

   2.1 Plan of Reorganization (incorporated by reference to Exhibit A of Exhibit 2.1 to the Company's Form 8-K, dated September 3, 1996.)

   2.2             Modification of the Plan of Reorganization

   2.3             Second Modification of the Plan of Reorganization

   3.1             Amended and Restated Certificate of Incorporation

   3.2             By-Laws (incorporated by reference to Exhibit F of Exhibit
                   2.1 to the Company's Form 8-K, dated September 3, 1996.)

   4 Registration Rights Agreement (incorporated by reference to Exhibit H of Exhibit 2.1 to the Company's Form 8-K, dated September 3, 1996.)

   5               Opinion of Paul, Weiss, Rifkind, Wharton & Garrison re:
                   legality

   10.1 Credit Agreement (Exhibit P of which is incorporated by reference to Exhibit 99.1 to the Company's Form 10-K, dated May 17, 1996, and Exhibit Q is included in Item 2.1

   10.2 LTIP (incorporated by reference to Exhibit I of Exhibit 2.1 to the Company's Form 8-K, dated September 3, 1996.)

   10.3            Management Agreement


   10.4            Employment Agreement of Jim D. Waller

   21              List of Subsidiaries of the Company

   23.1 Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in item 5)

   23.2            Consent of KPMG Peat Marwick LLP

   27 Financial Data Schedule for the 42-week period ended November 22, 1996 and the fiscal year ended February 2, 1996